Exhibit 2

STOCK PURCHASE AGREEMENT
by and among
GLOBAL WATER SERVICES HOLDING COMPANY, INC.,
ALLETE ENTERPRISES, INC.
and
KURITA AMERICA HOLDINGS INC.

Dated as of February 8, 2019

1

Exhibit 2

2

Exhibit 2

3

Exhibit 2

4

Exhibit 2

LIST OF SCHEDULES

Schedule 1.0	Knowledge Persons

Schedule 2.0	Certain Indemnified Matters

LIST OF EXHIBITS

Exhibit A	Purchaser Parent Guaranty

Exhibit B	Form of Stock Power

Exhibit C	Form of REstrictive Covenant Agreement

Exhibit D	Working Capital Calculation

Exhibit E	Form of Estoppel Certificate

Exhibit F	Form of Owner's Affidavit

Exhibit G	Form of Non-Imputation Affidavit and Indemnification

Exhibit H	Phytout Litigation

LIST OF DISCLOSURE SCHEDULES

Schedule 3.3	(Capitalization)
Schedule 3.4	(Subsidiaries)
Schedule 3.5(a)	(Absence of Restrictions and Conflicts)
Schedule 3.5(b)	(Notification to Governmental Entities)
Schedule 3.5(c)	(Critical Technologies)
Schedule 3.5(e)	(Critical Technologies)
Schedule 3.5(f)	(Export Control Classification Control Numbers)
Schedule 3.6(a)(i)	(Owned Real Property)
Schedule 3.6(a)(ii)	(Leased Real Property)
Schedule 3.6(e)(ii)	(Real Property Purchase Option)
Schedule 3.7	(Title to Assets)
Schedule 3.8	(Financial Statements)
Schedule 3.9	(Undisclosed Liabilities)
Schedule 3.10(a)	(Bank Accounts)
Schedule 3.10(b)	(Investments)
Schedule 3.12	(Absence of Certain Changes)
Schedule 3.13	(Legal Proceedings)
Schedule 3.14(a)	(Compliance with Law)
Schedule 3.14(b)	(Investigations)
Schedule 3.15(a)	(Materials Contracts)
Schedule 3.15(c)	(Government Contracts)
Schedule 3.16	(Taxes)

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Exhibit 2

Schedule 3.17	(Company benefit Plans)
Schedule 3.17(b)	(Payments)
Schedule 3.17(c)	(Multiemployer Plan Liability)
Schedule 3.17(d)	(Termination Benefits)
Schedule 3.17(f)	(Prohibited Transactions)
Schedule 3.17(g)	(Benefits Compliance)
Schedule 3.17(h)	(Termination of Benefit Plans)
Schedule 3.17(1)	(Foreign Plans)
Schedule 3.18(a)	(Employment Matters)
Schedule 3.18(b)	(Collective Bargaining Matters and Employment Claims)
Schedule 3.18(f)	(Claims for Payment)
Schedule 3.18(g)	(Collective Bargaining Agreements and Other Labor Matters)
Schedule 3.19	(Insurance Policies)
Schedule 3.20	(Environmental, Health and Safety Matters)
Schedule 3.20(f)	(Hazardous Materials Matters)
Schedule 3.21(a)	(Intellectual Property)
Schedule 3.21(b)	(Intellectual Property Claim Matters)
Schedule 3.21(c)	(Intellectual Property Maintenance)
Schedule 3.21(d)	(Other Intellectual Property Matters)
Schedule 3.22(a)	(Transactions with Affiliates)
Schedule 3.22(b)	(Intercompany Agreements)
Schedule 3.23(a)	(Customers and Vendors)
Schedule 3.23(b)	(Customer and Vendor Contract Termination)
Schedule 3.24	(Brokers, Finders and Investment Bankers)
Schedule 3.25	(Guaranties)
Schedule 3.26	(Investments)
Schedule 3.27	(Absence of Certain Business Practices)
Schedule 3.28	(Trade Regulation)
Schedule 3.29	(Licenses)
Schedule 6.3	(Conduct)
Schedule 6.6	(Third Party Notices and Consents)
Schedule 6.8(c)	(LTIP Termination Payments)
Schedule A	(Intercompany Indebtedness)
Schedule B	(Existing Surveys)
Schedule C	(Existing Title Policy)

Seller Disclosure Schedule

Schedule 4.6(a)	(Legal Proceedings)
Schedule 4.7	(Brokers, Finders and Investment Bankers)

Purchaser Disclosure Schedule

Schedule 5.5(a)	(Legal Proceedings)
Schedule 5.6	(Brokers, Finders and Investment Bankers)

6

Exhibit 2

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 8, 2019, is made and entered into by and among GLOBAL WATER SERVICES HOLDING COMPANY, INC., a Delaware corporation (the “Company”), ALLETE Enterprises, Inc., a Minnesota corporation (the “Seller”), and Kurita America Holdings Inc., a Delaware corporation (the “Purchaser”). The Company, the Seller and the Purchaser are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Seller currently owns 97% of the issued and outstanding shares of the capital stock of the Company.
B.    As of the Closing (as defined below), taking into account the redemption transactions contemplated by Section 6.15 of this Agreement, the Seller will own all of the issued and outstanding shares of capital stock of the Company (the “Stock”).
C.    The Company owns all of the issued and outstanding shares of capital stock of U.S. Water Services, Inc., a Minnesota corporation (“USW”).
D.    The Parties desire to enter into this Agreement pursuant to which the Purchaser will acquire the Stock from the Seller (the “Transaction”).
E.    As a condition and inducement to the willingness of the Seller and the Company to enter into this Agreement, the Purchaser Parent, concurrently with the execution and delivery of this Agreement, executed and delivered that certain Guaranty, a copy of which is attached hereto as Exhibit A (the “Purchaser Parent Guaranty”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing Recitals, each of which is incorporated by reference herein as an essential term of this Agreement, the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:
Article 1
CONSTRUCTION; DEFINITIONS
Section 1.1    Definitions
. The following terms, as used herein, have the following meanings:
“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.
“Affiliated Group” means any group that files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or any other group of taxpayers.
“Ancillary Agreements” means the Purchaser Parent Guaranty, the Stock Powers, the Restrictive Covenant Agreement, the Estoppel Certificates, the Owner’s Affidavit, the Non-Imputation Affidavit and Indemnification, and any other agreements, documents or certificates executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated hereby.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder; (b) the U.K. Bribery Act 2010; and (c) any other applicable anti-corruption and/or anti-bribery Laws of

Exhibit 2

any jurisdiction, in each case as applicable to the Seller, the Company or any of its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business).
“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.
“Arbitrator” means Ernst & Young or, if such firm is unable or unwilling to act, or has previously represented any of the Parties, such independent national accounting firm that is mutually agreed upon by the Purchaser and the Seller.
“Balance Sheet Date” means December 31, 2018.
“Books and Records” means all resolutions, books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for the Company and its Subsidiaries.
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the cities of Minneapolis, Minnesota or Tokyo, Japan.
“Cash” means the aggregate amount of cash (including (a) checks and drafts deposited for the account of the Company, net of uncleared checks and drafts so deposited, and (b) cash used to collateralize letters of credit), cash equivalents and marketable securities of the Company but excluding any cash or cash equivalents that are subject to restrictions, limitations, or taxes on use or distribution or otherwise restricted for a particular use, purpose, or event and not available for general corporate use, as of the Effective Time, calculated in accordance with GAAP as applied in the most recent consolidated balance sheet included in the Financial Statements.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.
“Closing Cash” means the Cash as of the Effective Time.
“Closing Date Indebtedness” means all Indebtedness of the Company and any of its Subsidiaries, as of the Effective Time.
“Closing Date Net Working Capital” means, without duplication, the current assets and current liabilities set forth in Exhibit D, determined as of the Effective Time and calculated in each case in accordance with GAAP, consistently applied, and in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used to prepare the Financial Statements.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Affiliated Group” means any Affiliated Group that includes the Company or its Subsidiaries.
“Company Benefit Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries, or for which the Company of any of its Subsidiaries would reasonably be expected to have any material liability.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 7, 2018, by and between the Purchaser Parent and the Seller Parent.
“Contract” means any written contract, agreement, arrangement, note, bond, mortgage, lease or other legally binding agreement.

Exhibit 2

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Customers” means the top thirty (30) core chemical customers, the top ten (10) equipment/consumable customers, the top ten (10) ethanol process technologies customers, and the top ten (10) energy services customers, in each case, of the Company and its Subsidiaries, as determined by the amount of net revenue received during the Company’s last fiscal years ended December 31, 2017 and December 31, 2018.
“Damages” means any actual damage, loss, assessment, levy, fine, charge, claim, direct liability, demand, payment, causes of action, judgment, settlement, assessment, penalty, cost or expense (including reasonable attorneys’ fees and disbursements of counsel with respect to any matter for which a Person is entitled to indemnification hereunder as finally determined in accordance with Article 9) that any Person may at any time actually suffer, sustain, incur or become subject to, but shall not include special, multiple-based or punitive damages (in each case except to the extent any such damages are actually awarded to a Person other than the Parties or their Affiliates in a Third Party Claim).
“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and any other plan, fund, or agreement, including each plan, fund, or agreement maintained or required to be maintained under the Laws of any jurisdiction pursuant to which a Person provides compensation or benefits (other than base salary or base hourly wages) for services rendered to such Person by current or former employees and directors, (b) any bonus, stock option, restricted security, equity purchase, equity appreciation, phantom stock, profit participation, profit sharing, deferred compensation, general severance, retention, pension, retirement, disability insurance, medical insurance, dental insurance, or life insurance, death benefit, incentive, welfare and/or other benefit, and/or compensation plan, policy, arrangement, and/or contract maintained, sponsored, or participated in by the Company, and (c) any agreements or other arrangements which provide benefits upon a termination of employment with such Person or upon a change in control of such Person.
“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (b) any general principles of equity.
“Environmental Laws” means all applicable Laws, in effect on or prior to the Closing Date, relating to (a) remediation, generation, management, recycling, production, installation, use, presence, storage, treatment, transportation, Release, threatened Release or disposal of Hazardous Materials, (b) the protection of human health, safety (with respect to exposure to Hazardous Materials), or natural resources and (c) preservation, protection or conservation of the environment.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Seller or any of its Subsidiaries and that, together with the Seller or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Existing Surveys” means the ALTA/ACSM Surveys for the Owned Real Property that are identified on Schedule B of the Company Disclosure Schedule.
“Existing Title Policy” means the title policy for the Owned Real Property that is identified on Schedule C of the Company Disclosure Schedule.
“Financial Statements” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective twelve (12)-month periods then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, and

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the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve (12)-month period then ended.
“Fraud” means, with respect to any Person, intentional fraud with respect to the making of representations and warranties expressly set forth in Article 3, Article 4 or Article 5 of this Agreement.
“Fundamental Representations” means (1) with respect to the Company, the representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), the first sentence of Section 3.7 (Title to Assets), Section 3.16 (Tax Returns; Taxes) (the “Tax Representations”), Section 3.17 (Company Benefit Plans, but only with respect to claims arising under the Code) (the “Company Benefit Plan Representations”), Section 3.24 (Brokers, Finders and Investment Bankers) and Section 3.27 (Absence of Certain Business Practices); (2) with respect to the Seller, the representations and warranties of the Seller contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Ownership) and Section 4.7 (Brokers, Finders and Investment Bankers); and (3) with respect to the Purchaser, the representations and warranties of the Purchaser contained in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.6 (Brokers, Finders and Investment Bankers) and Section 5.8 (Acknowledgement Regarding Future Prospects).
“GAAP” means generally accepted accounting principles as applied in the United States of America.
“Government Contract” means (a) any Contract, bid on, solicited or entered into by or on behalf of the Company or any of its Subsidiaries with a Governmental Entity, or (b) any Contract or subcontract bid on, solicited or entered into by or on behalf of the Company or any of its Subsidiaries, which, by its terms, relates to a Contract to which a Governmental Entity is a party.
“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or similar governmental or quasi-governmental authority or any political subdivision thereof, or any court, tribunal or arbitral or judicial body, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign, including any securities exchange.
“Governmental Official” means (a) any Person who is an agent, representative, official, officer, director or employee of any Governmental Entity or any department, agency or instrumentality thereof (including officers, directors and employees of state-owned, operated or controlled entities) or of a public international organization, (b) any Person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality or public international organization, (c) any political party or official thereof, or (d) any candidate for political or political party office.
“Hazardous Materials” means any wastes, chemicals, substances, radiation, or materials (whether solids, liquids or gases) for which liability or standards of conduct may be imposed by Environmental Law, including any and all (a) dangerous, toxic or hazardous pollutants, contaminants, chemicals, mixtures, pesticides, wastes, materials or substances now or hereafter listed or identified in, or in any way regulated by, any Environmental Law, and (b) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea‑formaldehyde, petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical substances, mold, radioactive materials, explosives and carcinogens.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means any and all of the Company’s and its Subsidiaries’, without duplication, (a) indebtedness for borrowed money, which shall include financial instruments of indenture or security interests (typically interest-bearing) such as notes, mortgages, loans and lines of credit (but not including letters of credit), and capital lease obligations, (b) all other obligations evidenced by notes, bonds, debentures or similar instruments, (c) direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course), co-making, discounting with recourse, or sale with recourse by a Person of the obligation of another Person,   and (d) any accrued

Exhibit 2

fees, interest, prepayment premiums or penalties, breakage costs or yield maintenance payments related to any of the foregoing.
“Intercompany Indebtedness” means all intercompany Indebtedness, including those set forth in Schedule A of the Company Disclosure Schedule.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means with respect to an individual who is a natural being, an individual’s (a) actual knowledge and (b) knowledge that would reasonably be expected to be obtained following reasonable internal inquiry, in each case of the employees of the Company and its Subsidiaries or the Purchaser and its Subsidiaries, as applicable, who have responsibility with respect to the subject matter so qualified. With respect to an entity that is a Party to this Agreement, and with respect to such Party including its Subsidiaries, “Knowledge” shall be solely attributed to the Knowledge of the Persons listed on Schedule 1.0.
“Labor Laws” means all Laws governing or concerning employment of labor and employment practices, including all Laws relating to labor relations, fair employment practices, reasonable accommodation, disability rights or benefits, immigration, including the Immigration Reform and Control Act, unions and collective bargaining, conditions of employment, employment discrimination, harassment, retaliation, wages, hours, over time compensation, wage statements, payment of wages equitably based on gender, race and ethnicity, working during rest days, child labor, hiring, promotion and termination of employees, worker classification (including the proper classification of workers as independent contractors), meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, equal opportunity or occupational safety and health, in all such cases, to the extent applicable to the Company or any of its Subsidiaries.
“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.
“Leased Real Property” means those parcels of real property or portions thereof which the Company or any of its Subsidiaries is the lessee, sublessee or licensee (together with those fixtures and improvements thereon which are included in the terms of the Leases therefor).
“Leases” means the Contracts pursuant to which the Company or any of its Subsidiaries occupy the Leased Real Property.
“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.
“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.
“Material Adverse Effect” means with respect to any Party, an effect, event, development or change that is materially adverse to (x) the assets, business, results of operations or financial condition of such Party and its Subsidiaries or (y) the ability of such Party to consummate the transactions contemplated hereby, in each case taken as a whole, other than any effect, event, development or change arising out of or resulting from: (a) changes in conditions in the U.S. or global economy, capital or financial markets generally, including changes in interest or exchange rates, or to the industry in which such Party and its Subsidiaries operate in general and, in each case, not disproportionately affecting such Party and its Subsidiaries, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which such Party and its Subsidiaries conduct their business and, in each case, not disproportionately affecting such Party and its Subsidiaries, (c) if relating to the Company or any of its Subsidiaries, the failure by the Company or its Subsidiaries to meet its internal financial projections, (d) changes or proposed changes in GAAP, (e) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions

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contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the time in question, (g) earthquakes, hurricanes or other natural disasters, or (h) any action taken by the Purchaser at the request or with the consent of the Company or its Subsidiaries or any action taken by the Company or any of its Subsidiaries or the Seller, at the request or with the consent of the Purchaser, as applicable.
“Ordinary Course” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries.
“Owned Real Property” means all real property, and all buildings, improvements and fixtures located thereon, owned by the Company or any of its Subsidiaries.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent or being contested in good faith and for which an adequate reserve has been established and reflected in accordance with GAAP on the most recent balance sheet included in the Financial Statements, (d) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations for sums not yet delinquent or being contested in good faith and for which an adequate reserve has been established and reflected in accordance with GAAP on the most recent balance sheet included in the Financial Statements, (e) in the case of the Real Property, in addition to items (a), (b), (c) and (d), (i) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by a Governmental Entity (but not violations thereof), none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries and (ii) recorded or unrecorded Liens, easements, restrictions, covenants, licenses and other similar matters affecting real property, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (f) Liens securing the Closing Date Indebtedness as disclosed in Schedule 3.7 of the Company Disclosure Schedule (which Liens shall be terminated on the Closing Date upon payment in full of the Closing Date Indebtedness), (g) in the case of Proprietary Rights owned or used by the Company or its Subsidiaries, non-exclusive third party license agreements entered into in the Ordinary Course, (h) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries entered into in the Ordinary Course (provided, that such Liens shall not extend to any property or assets other than the ones under such capital lease), (i) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property in the Ordinary Course, (j) attachments, appeal bonds, judgments and other similar Liens for sums individually not exceeding $100,000 arising in connection with any Proceedings and (k) the replacement, extension or renewal of any of the foregoing (provided, that such replacement, extension or renewal shall not increase the indebtedness or obligations secured by the original Liens and shall not subject any additional asset or property to the Liens).
“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.
“Phytout Costs” means any cost, fee, expense (including attorney’s fees and disbursements), damage, loss, fine, charge, payment, judgment or penalty in connection with the Phytout Litigation.
“Phytout Litigation” means the litigation matter entitled “U.S. Water Services, Inc. v. Novozymes A/S & Novozymes North America, Inc.” currently before the Federal Court in the Western District of Wisconsin with case No. 13-cv-864-bbc (the “Current Phytout Litigation”), including any appeals, remands, claims or counterclaims arising out of the Current Phytout Litigation, and subsequent claims and litigations related to the foregoing.
“Phytout Patents” means U.S Patent Nos. 8,415,137 and/or 8,609,399.

Exhibit 2

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning on or after the day after the Closing Date including the portion of a Straddle Period beginning on the day after the Closing Date.
“Pre-Closing Period” means the period prior to the earlier to occur of the Closing Date and the termination of this Agreement pursuant to and in accordance with Section 8.1.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date, including the portion of a Straddle Period ending on the Closing Date.
“Proprietary Rights” means all intellectual property rights, including (a) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (c) trademarks, service marks, trade names, assumed names, corporate names, trade dress, logos, slogans, and designs, together with all translations, adaptations, derivations and combinations thereof, and the goodwill symbolized by the foregoing, (d) copyrightable works, copyrights, and all registrations and renewals in connection therewith, (e) domain names, (f) Software, (g) proprietary processes and proprietary knowledge (including trade secrets, confidential business information and know-how, including research and development, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), to the extent protectable as a trade secret under applicable Law, (h) other similar intellectual property and proprietary rights of any kind, nature or description, including websites, domain names and other e-commerce assets and (i) copies of tangible embodiments thereof (in whatever form or medium) rights, and each case, (x) all rights received under any license or other arrangement with respect to the foregoing, (y) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (z) all rights to apply for or register any of the foregoing rights.
“Purchaser Closing Date Transaction” means any transaction outside the Ordinary Course engaged in by the Company or its Subsidiaries on the Closing Date, but after, in connection with or to facilitate the Closing, which transaction occurs at the direction of the Purchaser, including any transaction engaged in by the Company or its Subsidiaries in connection with financing any obligation of the Purchaser or the Company or its Subsidiaries to make payment under this Agreement.
“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Seller and the Company simultaneously with the execution of this Agreement.
“Purchaser Parent” means Kurita Water Industries LTD., a Japanese joint stock company (kabushiki kaisha).
“R&W Policy” means the buy side representation and warranty insurance policy related to this Agreement that Purchaser will purchase at its own cost and expense.
“Real Property” means Leased Real Property and the Owned Real Property
“Real Property Agreements” means, collectively, the easements, Leases and all option agreements granting the Company or any of its Subsidiaries the option to lease or buy real property or enter into easement agreements.
“Reference Date” means February 10, 2015.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, movement or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, the ambient air or the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance, pollutant or contaminant).
“Representatives” means a Person’s directors, officers, employees, agents, consultants, counsel, advisors or Persons acting in a similar capacity.

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“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement to be entered into at the Closing by and between the Purchaser and the Seller, substantially in the form attached to this Agreement as Exhibit C.
“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating, or which may obligate, (with or without notice or passage of time or both) a Person to issue or dispose of any equity interests in or to a Person, including convertible securities and debt securities.
“Seller Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Purchaser simultaneously with the execution of this Agreement.
“Seller Indemnified Taxes” means any Tax of the Company or its Subsidiaries for or attributable to any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) and Transfer Taxes allocated to the Seller under Section 6.10(d). Notwithstanding the foregoing, Seller Indemnified Taxes shall exclude the following Taxes: (a) Taxes to the extent specified as a current liability on the Closing Date Net Working Capital; (b) any Transfer Taxes allocated to Purchaser under Section 6.10(d); (c) Taxes to the extent resulting from a breach by the Purchaser of any covenant or other agreement in Section 6.10; (d) Taxes to the extent resulting from a Purchaser Closing Date Transaction; and (e) Taxes to the extent arising in a Post-Closing Tax Period (other than Taxes attributable to a breach of Section 3.16(g)).
“Seller Tax Matter” means (a) amending a Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (c) filing any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; or (d) any voluntary initiation of disclosure to or discussions with any Governmental Entity regarding any Tax or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, including voluntary initiation of disclosure to or discussions with a Governmental Entity with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period or Straddle Period in jurisdictions that the Company or its Subsidiaries do not file a Tax Return (or pay Taxes) for such periods.
“Seller Parent” means ALLETE, Inc.
“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.
“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a subsidiary, a nominee or other similar arrangement, or otherwise at least a majority of the outstanding capital stock (or other equity interests) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.
“Target Net Working Capital” means $21,500,000.
“Tax Benefit” means any reduction in cash Taxes otherwise payable to a Governmental Entity or any increase in any cash Tax refund otherwise receivable (including any related interest) from a Governmental Entity, but net of any Taxes imposed or reasonable expenses incurred with respect to such refund.
“Tax Return” means any report, return, declaration, election, notice, claim for refund or other information supplied or required to be supplied to a Governmental Entity in connection with Taxes (including estimated returns with respect to Taxes), and all amendments thereof and schedules and attachments thereto.
“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts,

Exhibit 2

value-added and all other taxes for which the Company or any of its Subsidiaries have any liability imposed by any Governmental Entity, and any charges, interest, additions to tax, or penalties imposed by any Governmental Entity; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or similar group for any period or otherwise through operation of Law; or (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or other agreement to indemnify any Person.
“Title Company” means the Stewart Title Guaranty Company, or such other title company as the Purchaser may select in its sole discretion.
“Transaction Expenses” means, to the extent not paid prior to the Closing, (a) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments, the Vested Equity Awards or other similar payments (and related employment Taxes) paid or payable (and not otherwise irrevocably waived or forfeited) to any Person by the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement (including for purposes of settling outstanding unvested performance shares and performance units pursuant to Section 6.8(c), redeeming certain Stock pursuant to Section 6.15, and obtaining a new title policy for the Owned Real Property pursuant to Section 6.19) and any related social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amounts owed by or imposed on the Company or any of its Subsidiaries, or for which any of the Company or any of its Subsidiaries may otherwise be liable; (b) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Seller, the Company or any of its Subsidiaries on or prior to the Closing in connection with the transactions contemplated by this Agreement, and (c) the cost and expense of the D&O Tail Premium. By way of clarification, Transaction Expenses (i) are costs and expenses incurred by the Seller, the Company, the Company’s Subsidiaries, or their respective representatives prior to the consummation of the transactions contemplated hereby, and (ii) shall not include any fees or expenses incurred by the Company or its Subsidiaries in connection with the Purchaser’s financing for the transaction contemplated hereby or any fees or expenses of or incurred at the direction of the Purchaser, or its Representatives; provided, however, Transaction Expenses shall include fees, costs, penalties, and other charges associated with the discharge of Indebtedness of the Company and its Subsidiaries in connection with the Closing, including all bank lines and other such Indebtedness incurred by the Company for financing purposes.
“Transaction Tax Deductions” means the amount of U.S. federal income tax deductions that are allowable under the Code with respect to the following items: (a) the Transaction Expenses, and (b) the payment of interest (whether cash or original issue discount) and any premium or unamortized fees on Closing Date Indebtedness which arise as a consequence of the Closing of the transactions contemplated by this Agreement.
“Vendor” means the top ten (10) vendors for materials and services used in the products and services offered by the Company or its Subsidiaries to their respective customers (excluding vendors that provide administrative services for the day-to-day operation of Company and its Subsidiaries, such as health insurance and IT services) of the Company and its Subsidiaries in terms of amounts paid to such vendors during the Company’s fiscal years ended December 31, 2017 and December 31, 2018.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101), as amended.
Section 1.2    Construction
. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the word “or” will not be limiting or exclusive, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (f) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (g) the terms “day” and “days” mean and refer to calendar day(s) (provided, that any action otherwise required to be taken on a day that is not a Business

Exhibit 2

Day will instead be taken on the next Business Day), (h) the terms “year” and “years” mean and refer to calendar year(s) and (i) “$” refers to U.S. Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. No Party is relying upon any representation, warranty, covenant, agreement or understanding of any kind except as expressly set forth herein. All Article, Section, Exhibit, and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
Section 1.3    Other Definitions
. Each of the following terms is defined in the Section set forth opposite such term:
Term    Section
2015 Permitted Costs    6.13(b)(i)
2015 SPA    6.13(b)(iv)
AAA    10.5
AAA Commercial Rules    10.5
Agreement    Preamble
Antitrust Division    6.2(a)
Bids    3.15(c)(i)
Cap    9.1(b)(iii)
Claim    4.5(b)
Claim Notice    9.3(a)
Closing    7.4
Closing Cash Deficit    2.6(e)(v)
Closing Cash Excess    2.6(e)(iv)
Closing Date    7.4
Closing Payment    2.4
Closing Statement    2.6(a)
Company    Preamble
Company Benefit Plan Representations    1.1
Company IP    3.21(b)
Company Registered IP    3.21(a)
Continuing Employees    6.8(a)
Covered Claims    6.18
Current Government Contracts    3.15(c)(i)
Current Phytout Litigation    1.1
D&O Tail Premium    6.9(c)
De Minimis Threshold    9.1(b)(i)
Debt    4.5(b)
Deductible    9.1(b)(ii)
Designated Insurance Policy    6.18
Direct Claim    9.3(a)
Dispute Period    9.3(b)
Downward Adjustment Amount    2.6(f)(ii)
Effective Time    7.4
Engagement    10.14(a)
Estimated Closing Cash    2.3(a)
Estimated Closing Date Net Working Capital    2.3(a)

Exhibit 2

Estimated Closing Statement    2.3(a)
Estoppel Certificates    7.5(i)
Export Approvals    3.5(f)
Export Laws    3.5(f)
Final Closing Cash    2.6(d)(ii)
Final Closing Date Net Working Capital    2.6(d)(i)
Foreign Plan    3.17(l)
FTC    6.2(a)
HSR Approval    7.1(b)
Indebtedness Payoff Letters    2.3(b)(i)
Indemnification Claims    9.3(a)
Indemnified Party    9.3
Indemnifying Party    9.3
Investments    3.10
Material Contracts    3.15(a)
Non-Imputation Affidavit and Indemnification    7.5(k)
Notice of Disagreement    2.6(b)
Owner’s Affidavit    7.5(j)
Overall Cap    9.1(c)(i)
Party    Preamble
Parties    Preamble
Phytout Past Damages    6.13(b)
Post-Closing Covered Costs    6.13(a)
Pre-Closing Covered Costs    6.13(b)(i)
Preliminary Purchase Price    2.2
Present Fair Salable Value    4.5(b)
Prior Company Counsel    10.14(a)
Proceeding    9.3(a)
Purchase Price    2.2
Purchase Price Cap    9.1(c)(ii)
Purchaser    Preamble
Purchaser Parent Guaranty    Preamble
Purchaser Indemnitees    9.1(a)
Purchaser Prepared Tax Returns    6.10(a)(ii)
Redemption    6.15
Redemption Documents    6.15
Related Party    3.22
Review Period    2.6(b)
Seller    Preamble
Seller 401(k) Plan    6.8(b)
Seller Indemnitees    9.2
Service Provider Payoff Letters    2.3(b)(ii)
Settlement    9.3(b)
Solvent    4.5(b)
St. Michael Property    6.21
Stock    Recitals
Stock Powers    7.5(c)
Straddle Period    6.10(b)
Tax Contest    6.10(e)(ii)
Tax Dispute Notice    6.10(a)(ii)
Tax Representations    1.1
Termination Date    8.1(b)
Third Party Claim    9.3(a)

Exhibit 2

Transaction    Recitals
Transfer Taxes    6.10(d)
Upward Adjustment Amount    2.6(f)(i)
USW    Recitals
Vested Equity Awards    6.8(c)
Warranty Breaches    9.1(a)(i)
Working Capital Deficit    2.6(e)(ii)
Working Capital Excess    2.6(e)(i)
Section 1.4    Accounting Terms
. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
Article 2
SALE AND PURCHASE OF STOCK
Section 2.1    Transfer of Stock
. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, all of the Stock, free and clear of all Liens other than restrictions on transfer generally imposed under applicable federal and state securities laws.
Section 2.2    Purchase Price
. The purchase price for the Stock payable by the Purchaser pursuant to the terms of this Agreement shall be an amount equal to Two Hundred Seventy Million Dollars ($270,000,000) (the “Preliminary Purchase Price”), subject to adjustment as provided in Section 2.6 below (as so adjusted, the “Purchase Price”).
Section 2.3    Estimated Closing Statement
.
(a)    At least five (5) Business Days prior to the Closing Date, the Seller will cause to be prepared and delivered to the Purchaser a statement (the “Estimated Closing Statement”), which shall set forth (i) the Seller’s good faith estimates of the Closing Date Net Working Capital and the Closing Cash (the “Estimated Closing Date Net Working Capital” and the “Estimated Closing Cash,” respectively), together with supporting documentation and work papers describing in reasonable detail how such estimates were derived (provided, that the Seller shall reasonably consider revising any estimated item to which the Purchaser has delivered comments to the Seller), (ii) the Closing Date Indebtedness and unpaid portion of Transaction Expenses and (iii) in light of the foregoing, the Closing Payment. For the avoidance of doubt, the parties acknowledge and agree that the Estimated Closing Statement (x) shall be prepared in accordance with the definitions contained in this Agreement and (y) to the extent related to the Closing Date Net Working Capital, shall identify the current assets and current liabilities set forth in Exhibit D and shall be prepared in accordance with GAAP, consistently applied, and in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used to prepare the Financial Statements.
(b)    Together with the Estimated Closing Statement, the Seller will cause to be delivered to the Purchaser:
(i)    a payoff, termination and discharge letter, in form and substance reasonably satisfactory to the Purchaser, from each holder of Closing Date Indebtedness, which letters (A) will specify the amount of Indebtedness owed to each such holder as of the Closing Date; (B) will provide

Exhibit 2

for the release and termination of all applicable liens and/or guaranties, if any, upon receipt of the amount so specified; and (C) will specify the wire transfer instructions for each such holder (collectively, the “Indebtedness Payoff Letters”); and
(ii)    a payoff letter, in form and substance reasonably satisfactory to the Purchaser, from each payee owed a portion of any unpaid Transaction Expenses as of immediately prior to the Closing, which payoff letters (A) will specify the amount payable to each such payee as of the Closing Date; (B) will provide that, upon payment of the amount specified in such payoff letter, all amounts due to such payee for services rendered through the Closing Date in connection with this Agreement and the transactions contemplated hereby will be paid in full; and (C) will specify the wire transfer instructions for each such payee (collectively, the “Service Provider Payoff Letters”).
Section 2.4    Payment of the Closing Payment
. At the Closing, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to a bank account of the Seller specified in writing at least five (5) Business Days prior to the Closing Date, an amount in cash equal to (the “Closing Payment”):
(a)    the Preliminary Purchase Price, minus
(b)    the amount of the Closing Date Indebtedness (based on the Indebtedness Payoff Letters delivered in connection with the Closing pursuant to Section 2.3(b)(i)), minus
(c)    the aggregate amount of the Transaction Expenses, to the extent not paid prior to the Closing Date (based on the Service Provider Payoff Letters delivered in connection with the Closing pursuant to Section 2.3(b)(ii)), plus
(d)    the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital, minus
(e)    the absolute amount, if any, by which the Estimated Closing Date Net Working Capital is less than Target Net Working Capital, plus
(f)    the amount of the Estimated Closing Cash determined in accordance with Section 2.3(a).
Section 2.5    Payment of Closing Date Indebtedness and Transaction Expenses
. At the Closing, the Purchaser shall pay or cause to be paid, on behalf of the Company and its Subsidiaries and the Seller the following amounts: (a) the Closing Date Indebtedness, in the aggregate amount and in accordance with the instructions set forth in the Indebtedness Payoff Letters; and (b) the unpaid Transaction Expenses to the Persons, in the amounts and in accordance with the instructions set forth in the Service Provider Payoff Letters (with the exception of Transaction Expenses owing to employees of the Company or any of its Subsidiaries, which will be funded by the Purchaser to the Company at the Closing for immediate payment to such employees, less applicable payroll and tax withholdings). All such amounts so paid shall nevertheless be deemed paid to the Seller for all purposes of this Agreement.
Section 2.6    Purchase Price Adjustment
.
(a)    Closing Statement
. Within ninety (90) days after the Closing Date, the Purchaser (with the assistance of the Seller, to the extent reasonably requested by the Purchaser) will cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) setting forth in reasonable detail the Purchaser’s good faith calculations of (i) the Closing

Exhibit 2

Date Net Working Capital, (ii) the Closing Cash and (iii) the amount of any adjustment to the Preliminary Purchase Price pursuant to Section 2.6(f). The Closing Statement (A) shall be prepared in accordance with the definitions contained in this Agreement and (B) to the extent related to the Closing Date Net Working Capital, shall be prepared in accordance with the accounting-related principles, policies, procedures and methodologies set forth in Exhibit D. Notwithstanding anything contained in this Agreement to the contrary, the Parties hereby acknowledge and agree that under no circumstances shall any current liability be accrued in the Closing Statement to the extent such liability or obligation was (1) taken into account as a reduction to the Preliminary Purchase Price in calculating the Closing Payment (including with respect to any Closing Date Indebtedness or Transaction Expenses) or (2) otherwise paid by the Company, any of its Subsidiaries or the Seller prior to the Closing.
(b)    Review Period
. The Seller shall have thirty (30) days following receipt of the Closing Statement (the “Review Period”) during which to notify the Purchaser in writing of any dispute of any item contained in the Closing Statement, together with supporting documentation and work papers describing in reasonable detail how such specific items were derived (a “Notice of Disagreement”), which notice shall set forth in reasonable detail the basis for such dispute. If the Seller does not deliver a Notice of Disagreement within the Review Period, then the Seller will be deemed to have agreed to the Closing Statement and the computation of the amounts contained therein will be final, conclusive and binding on the Parties for all purposes hereunder. Any determination set forth on the Closing Statement which is not specifically objected to in Notice of Disagreement from the Seller shall be deemed acceptable and shall be final and binding upon the Parties, absent fraud or manifest error.
(c)    Dispute Resolution
. If the Seller delivers a Notice of Disagreement to the Purchaser prior to the expiration of the Review Period, then the Closing Statement shall be resolved as follows:
(i)    The Purchaser and the Seller shall cooperate in good faith to resolve any such dispute in writing as promptly as possible.
(ii)    In the event the Purchaser and the Seller are unable to resolve any such dispute within thirty (30) days (or such longer period as the Purchaser and the Seller may mutually agree in writing) following the Purchaser’s receipt of the Notice of Disagreement, such dispute and each Party’s work papers related thereto shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. The Arbitrator’s resolution shall be final and binding on the Parties absent fraud. The Purchaser and the Seller shall use commercially reasonable efforts to cause the Arbitrator to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Arbitrator shall be allocated to and borne by the Purchaser and the Seller in inverse proportion as they may prevail on the items in dispute, which proportionate allocations shall be calculated on an aggregate basis based on the relative dollar values of all items in dispute and shall be determined by the Arbitrator and included in its written decision. For example, if the items in dispute total $1,000 and the Arbitrator awards $600 in favor of the Purchaser’s position and $400 in favor of the Seller’s position, 60% (i.e., 600 ÷ 1,000) of the fees, costs and expenses of the Arbitrator would be borne by the Seller and 40% (i.e., 400 ÷ 1,000) would be borne by the Purchaser.
(iii)    The Purchaser and the Seller each shall provide the Arbitrator with their respective determinations of the Closing Statement and the adjustments. The Arbitrator will consider only those items in dispute as to which the Parties have disagreed within the time periods and on the terms specified above and the Arbitrator shall resolve such dispute in accordance with the terms of this Agreement. In submitting such dispute to the Arbitrator, each of the Parties shall furnish, at its own respective expense, to the Arbitrator and the other Party such documents and information as the Arbitrator may reasonably request. Each Party may also furnish to the Arbitrator such other information and documents as it deems relevant, with copies of each such submission and all such documents and

Exhibit 2

information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Arbitrator without the other Party, respectively, either being present or receiving a concurrent copy of any written communication. The Arbitrator shall conduct one or more conferences concerning the subject matter of the allowed objections and disagreements between the Parties, at which conference(s) each Party shall have the right to (A) present its documents, materials and other evidence (consistent with the requirements herein), and (B) have present its or their advisors, accountants, counsel and other Representatives. Such conference shall take place either telephonically and/or at the offices selected by the Arbitrator. Such conferences shall not exceed more than three (3) days, eight (8) hours each day of hearings, or such other amount of time reasonably determined by the Arbitrator. The Arbitrator shall resolve each item of disagreement based solely on the presentations of supporting material provided by the Parties and the terms of this Agreement, including the instructions of the Parties as set forth in Exhibit D. The Purchaser and the Seller shall cooperate fully with the Arbitrator and respond on a timely basis to all reasonable requests for information or access to documents or personnel.
(d)    Final Amounts.
(i)    As used herein, the term “Final Closing Date Net Working Capital” means, (A) if the Seller does not notify the Purchaser of any such dispute during the Review Period, or notifies the Purchaser of its agreement with the adjustments in the Closing Statement prior to the expiration of the Review Period, then the Closing Date Net Working Capital as set forth in the Closing Statement or (B) if the Seller delivers a Notice of Disagreement relating to the Purchaser’s calculation of the Closing Date Net Working Capital as reflected in the Closing Statement prior to the expiration of the Review Period, then the Closing Date Net Working Capital is (1) as agreed to in writing by the Purchaser and the Seller pursuant to Section 2.6(c)(i) or (2) in the absence of such agreement, as determined by the Arbitrator pursuant to Section 2.6(c)(ii).
(ii)    As used herein, the term “Final Closing Cash” means, (A) if the Seller does not notify the Purchaser of any such dispute during the Review Period, or notifies the Purchaser of its agreement with the adjustments in the Closing Statement prior to the expiration of the thirty (30)-day period, then the Closing Cash as set forth in the Closing Statement or (B) if the Seller delivers a Notice of Disagreement relating to the Purchaser’s calculation of the Closing Cash as reflected in the Closing Statement prior to the expiration of the Review Period, then the Closing Cash is (1) as agreed to in writing by the Purchaser and the Seller pursuant to Section 2.6(c)(i) or (2) in the absence of such agreement, as determined by the Arbitrator pursuant to Section 2.6(c)(ii).
(e)    Adjustments to the Purchase Price.
(i)    If the Final Closing Date Net Working Capital exceeds the Estimated Closing Date Net Working Capital (such excess, the “Working Capital Excess”), then the Preliminary Purchase Price shall be increased by the Working Capital Excess;
(ii)    If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital (the absolute amount of such shortfall, the “Working Capital Deficit”), then the Preliminary Purchase Price shall be decreased by the Working Capital Deficit;
(iii)    If the Final Closing Date Net Working Capital is equal to the Estimated Closing Date Net Working Capital, then there shall be no adjustment to the Preliminary Purchase Price pursuant to this Section 2.6 with respect to the Final Closing Date Net Working Capital;
(iv)    If the Final Closing Cash exceeds the Estimated Closing Cash (such excess, the “Closing Cash Excess”), then the Preliminary Purchase Price shall be increased by the Closing Cash Excess;

Exhibit 2

(v)    If the Final Closing Cash is less than the Estimated Closing Cash (the absolute amount of such shortfall, the “Closing Cash Deficit”), then the Preliminary Purchase Price shall be decreased by the Closing Cash Deficit; and
(vi)    If the Final Closing Cash is equal to the Estimated Closing Cash, then there shall be no adjustment to the Preliminary Purchase Price pursuant to this Section 2.6 with respect to the Final Closing Cash.
(f)    Net Adjustment to Purchase Price
. As promptly as practicable (but in no event later than five (5) Business Days) after the determination of the Final Closing Date Net Working Capital and the Final Closing Cash, the Preliminary Purchase Price shall be adjusted as follows:
(i)    If the adjustments to the Preliminary Purchase Price contemplated by Section 2.6(e) above result in an amount due to the Seller (such amount, the “Upward Adjustment Amount”), then the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, the Upward Adjustment Amount;
(ii)    If the adjustments to the Preliminary Purchase Price contemplated by Section 2.6(e) above result in an amount due to the Purchaser (such amount, the “Downward Adjustment Amount”), then the Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser, the Downward Adjustment Amount; and
(iii)    If the adjustments to the Preliminary Purchase Price contemplated by Section 2.6(e) above result in no amount being due to the Seller or the Purchaser, then there shall be no adjustment to the Preliminary Purchase Price pursuant to this Section 2.6.
(g)    Access to Information
. During the period from and after the Purchaser’s delivery of the Closing Statement through the final resolution of any matters contemplated by this Section 2.6, the Purchaser shall afford the Seller, on a confidential basis, access to the books and records of the Purchaser, the Company, its Subsidiaries and their respective Affiliates to the extent related to any item, matter or calculation included in or relating to the Closing Statement.
Section 2.7    Withholding
. The Purchaser may deduct and withhold from consideration otherwise paid or deliverable to any Person in connection with the transactions contemplated hereby such amounts that the Purchaser is required to deduct and withhold under applicable Tax Law. Notwithstanding the foregoing, as long as the Seller provides the certificate required by Section 7.5(h), the Purchaser shall not withhold any U.S. federal income taxes with respect to any payment of the Purchase Price to the Seller in connection with the transactions contemplated hereby. Amounts that are so deducted and withheld and timely remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Purchaser, except as set forth in the Company Disclosure Schedule, that all of the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing (or, if made as of a specified date, as of such date). The Company Disclosure Schedule

Exhibit 2

is arranged in paragraphs corresponding to the sections and subsections contained in this Article 3. The Parties acknowledge and agree that (i) the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting representations, warranties, or covenants of the Company or any of its Subsidiaries (except as expressly provided in this Agreement), (ii) any fact or item which is disclosed on any Schedule of the Company Disclosure Schedule shall be deemed disclosed on such other Schedule or Schedules of the Company Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Schedule or Schedules is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto, and (iii) the mere inclusion of an item in the Company Disclosure Schedule as an exception or modification to a representation or warranty shall not be deemed an admission that such item represents an exception or a material fact, event or circumstance or an admission of liability to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect.
Section 3.1    Organization
.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected to result in a Material Adverse Effect. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company has previously made available to the Purchaser complete copies of the Articles of Incorporation and bylaws (or equivalent documents) of the Company and each of its Subsidiaries as currently in effect.
(b)    Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, registration or formation, as the case may be. Each of the Company’s Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected to result in a Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified to do business as a foreign corporation, branch, partnership or other entity in all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect. The Company has delivered to the Purchaser true, correct and complete copies of each of the Company’s Subsidiaries respective articles of incorporation and their bylaws (or similar governing documents) as in effect on the date hereof and as proposed to be in effect immediately prior to the Closing Date.
Section 3.2    Authorization
. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each Ancillary Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of the Company. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery thereof by the other Parties hereto, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject in the case of enforceability to the Enforceability Exceptions.
Section 3.3    Capitalization

Exhibit 2

. Schedule 3.3 of the Company Disclosure Schedule sets forth for the Company and each of its Subsidiaries, as of the date hereof, all of (a) the equity interests of the Company and its Subsidiaries that are issued and outstanding and (b) all of the Rights with respect to the Company and each of its Subsidiaries that are issued and outstanding (indicating in each case the owner of such equity interests or Rights). All of the issued and outstanding equity interests of the Company and each of its Subsidiaries are duly authorized and validly issued, and no such issuance of interest has violated the rights of any Person. Except as disclosed in Schedule 3.3 of the Company Disclosure Schedule, (a) there are no outstanding Rights, contingent or otherwise, relating to the equity interests of the Company or any of its Subsidiaries, and (b)  there are no outstanding warrants, options, purchase rights, subscription rights, rights of first refusal, calls, convertible or exchangeable securities or other commitments, Contracts or other agreements of the Seller, the Company, its Subsidiaries or any of their respective Affiliates to issue, sell, purchase, return or redeem any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries. There are no proxies, voting agreements, profit participation features, equity appreciation rights, phantom equity options or other Contracts or arrangements to which the Seller or any of its Affiliates is a party or is otherwise obligated relating to the equity interests of the Company or any of its Subsidiaries.
Section 3.4    Subsidiaries
. Schedule 3.4 of the Company Disclosure Schedule lists each Subsidiary of the Company. The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries (including USW), free and clear of all Liens, other than limitations imposed by federal, state and foreign securities Laws. Except as set forth in Schedule 3.4 of the Company Disclosure Schedule, none of the Company’s Subsidiaries owns, directly or indirectly, any capital stock or other equity, securities or interests in any corporation, limited liability company, partnership, joint venture or other entity.
Section 3.5    Absence of Restrictions and Conflicts
.
(a)    Except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, do not, and the performance of its obligations hereunder will not, (i) conflict with or violate (A) the Articles of Incorporation or the bylaws of the Company, (B) the certificate or articles of incorporation, bylaws or equivalent organizational documents of any Subsidiary of the Company, in each case, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made, materially conflict with or materially violate any Law applicable to the Company or any Subsidiary, or by which any material property or asset of the Company or any of its Subsidiaries, is bound, or (iii) require any material consent or result in any material violation or material breach of or constitute (with or without notice or lapse of time or both) a material default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any material payments or result in the creation of a Lien or other encumbrance on any material property of the Company or any of its Subsidiaries, in all cases, pursuant to, any of the terms, conditions or provisions of any Material Contract.
(b)    Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement or any Ancillary Agreement, does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay consummation of the Transaction and the other transactions contemplated by this Agreement or any Ancillary Agreement or reasonably be expected to be material to the business of the Company and its Subsidiaries.

Exhibit 2

(c)    Except as disclosed on Schedule 3.5(c), to the Knowledge of the Company, none of the Company or any of its Subsidiaries produce, design, test, manufacture, fabricate or develop items that are classified as other than EAR99 in accordance with the Commerce Control List under the U.S. Export Administration Regulations. Neither the Company nor any of its Subsidiaries produces, designs, tests, manufactures, fabricates or develops a critical technology that is (i) utilized in connection with the Company’s or any of its Subsidiaries’ activity in one or more pilot program industries, or (ii) to the Knowledge of the Company, designed specifically for use in one or more pilot program industries, as these terms are defined at 31 CFR Parts 800 and 801.
(d)    None of the Company or any of its Subsidiaries is performing or has performed any Government Contract that requires that the Company or any of its Subsidiaries possess a facility security clearance or that any of its employees possess an individual security clearance under the National Industrial Security Program Operating Manual (DOD 5220.22M) or any equivalent authorization.
(e)    Schedule 3.5(e) of the Company Disclosure Schedule lists the physical address of each facility of the Company and its Subsidiaries
. To the Knowledge of the Company, no such facility abuts or has line of sight access to U.S. Department of Defense facilities or properties.
(f)    The Company and its Subsidiaries have for the past three (3) years conducted their export transactions in compliance in all material respects with applicable provisions of all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and all comparable applicable export and import Laws outside the United States for each country where the Company and its Subsidiaries conduct business (“collectively, “Export Laws”). Without limiting the foregoing: (i) each of the Company and its Subsidiaries has obtained all export and import licenses, registrations, and other approvals required (collectively “Export Approvals”) for their respective exports or imports of products, software and technologies from or to the United States or any other country and re-exports of products, software and technologies subject to Export Laws; (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of all Export Approvals; (iii) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or Export Laws and to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any of its Subsidiaries with respect to export or import transactions that would reasonably be expected to give rise to any material future claims; and (iv) the Company and its Subsidiaries have established, implemented, and maintained internal controls and procedures reasonably designed to promote compliance with all applicable Export Laws and Export Approvals. Schedule 3.5(f) of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, the applicable export control classification number under the Commerce Control List (codified at 15 CFR Part 774) for the products and technologies of the Company and its Subsidiaries, indicating the basis for each such classification. None of the Company or any of its Subsidiaries is engaged in activities pertaining to hardware, software, or technologies subject to the U.S. Munitions List (codified at 22 CFR Part 121).
Section 3.6    Real Property
.
(a)    Schedule 3.6(a)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all Owned Real Property, including the address, tax parcel number(s) and legal description for each Owned Real Property (or reference to Existing Title Policy with the legal description). Schedule 3.6(a)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of each Real Property Agreement, including the address for each Leased Real Property. The Company has delivered to the Purchaser a true,

Exhibit 2

correct and complete copy of each document listed on Schedule 3.6(a)(ii) of the Company Disclosure Schedule. The Real Property Agreements have not been amended, modified or supplemented, except as described in Schedule 3.6(a)(ii) of the Company Disclosure Schedule. Except as set forth on Schedule 3.6(a)(ii) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has any other rights or interests in any real property or is a party to any other Real Property Agreement.
(b)    The Company and/or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property.
(c)    The Real Property Agreements that individually or in the aggregate are material to the business operations of the Company or any of its Subsidiaries are valid and subsisting and are in full force and effect in all respects. Neither the Company nor any Subsidiary is in default under any Lease and, to the Knowledge of the Company, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of the Subsidiaries or give rise to a right of termination or cancellation of any lease of Leased Real Property by another Person or cause the acceleration or increase in lease rental paid due to a default thereunder.
(d)    No amounts have accrued or are due under any hold-over provisions of any one or more of the leases of Leased Real Property.
(e)    There are no (i) subleases, assignments (collateral or otherwise), occupancy agreements or other agreements granting to any Person (other than the Company or its Subsidiaries) the right of use or occupancy of any Real Property, and (ii) no outstanding options, rights of first offer or rights of first refusal to purchase or lease any Real Property or any portion thereof or interest therein.
(f)    With respect to the Owned Real Property: (i) none of the Company or any of its Subsidiaries has received any written notice from a Governmental Entity of any pending or threatened appropriation, condemnation or like proceedings relating to such real property, and (ii) none of the Company or any of its Subsidiaries has received any written notice from a Governmental Entity of any violation of any applicable zoning law, regulation or other Law relating to or affecting any such Real Property.
(g)    To the Knowledge of the Company, no portion of the Leased Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, fire, air, sanitation and noise control.
(h)    To the Knowledge of the Company, except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity or any threatened or proposed order or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations.
(i)    To the Knowledge of the Company, the improvements and fixtures on the Leased Real Property are, in all material respects, in operating condition, ordinary wear and tear excepted, and are capable of being used for their intended purposes. The Lease Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the business.
(j)    In the reasonable opinion of the Company, the Real Property constitutes all of the real property utilized for, or necessary to, conduct the business operations of the Company and its Subsidiaries as of the date of this Agreement. To the Knowledge of the Company, the Company or its Subsidiaries have all necessary easements in and to the Real Property necessary and sufficient to conduct the business operations of the Company and its Subsidiaries as of the date of this Agreement. The Real Property is sufficient to provide the Company and its Subsidiaries with continuous, uninterrupted and, together with public roads, contiguous access thereto sufficient for the operation and maintenance of the Real Property as conducted by the Company and its Subsidiaries as of the date of this Agreement. Since January 1, 2016, none of the Company or any of its Subsidiaries has received written notice of any adverse claim to such access. Public and private utilities

Exhibit 2

servicing the Real Property have adequate capacity to meet the utility requirements for the current use of the Real Property.
(k)    The Owned Real Property constitutes a separately subdivided parcel, is assessed separately from all other adjacent real property for purposes of real estate Taxes, and is not treated as part of any other real property for title, zoning or building purposes. No portion of the Real Property is situated in a flood hazard as defined by the Federal Insurance Administration, or consists of filled-in land.
(l)    The consummation of the transactions contemplated by this Agreement will not require the consent or approval of any Person under any of the Leases, except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule.
Section 3.7    Title to Assets; Related Matters
. Except as set forth in Schedule 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have good, valid, and marketable title to, or a valid and enforceable leasehold interest in, all of their respective real and personal property and assets, free and clear of all Liens, except Permitted Liens. Except as set forth in Schedule 3.7 of the Company Disclosure Schedule, all equipment and other items of tangible personal property and assets of the Company and its Subsidiaries (a) are in all material respects in operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted, and (b) are all the equipment and other items of tangible personal property and assets used to operate, and necessary to operate, the business as presently conducted.
Section 3.8    Financial Statements
. The Company has made available to the Purchaser true, correct, and complete copies of the Financial Statements. Except as set forth in Schedule 3.8 of the Company Disclosure Schedule, the Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP (except as may be indicated in the related notes and schedules) and fairly present in all material respects the financial position of the Company and its Subsidiaries, as applicable, as of the date of such financial statements (subject, in the case of unaudited financial statements, to normal year end, quarter end and month end adjustments consistent with past practice and the absence of notes to such statements), and each statement of cash flows, shareholders’ equity and income included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved (except as expressly noted therein or in Schedule 3.8 of the Company Disclosure Schedule and subject, in the case of unaudited financial statements, to normal year end and quarter end adjustments and the absence of notes to such statements).
Section 3.9    No Undisclosed Liabilities
. Except as set forth in the Financial Statements (including the related notes and schedules) or in Schedule 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations, except for (a) liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course, (b) liabilities and obligations incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) executory liabilities and obligations under Contracts that were incurred in the Ordinary Course and are to be performed after the Closing (none of which relates to any failure to perform, improper performance, warranty or other breach, default or violation by the Company or any of its Subsidiaries occurring prior to or as of the Closing), or (d) liabilities and obligations disclosed in this Agreement (or its exhibits, schedules or the Company Disclosure Schedule).
Section 3.10    Bank Accounts
. (a) Schedule 3.10(a) of the Company Disclosure Schedule is a true and correct list of the name and location of each bank or other instruction in which the Company or any of its Subsidiaries has any deposit account or safe deposit box, all account numbers and the names of all Persons authorized to act in connection therewith and

Exhibit 2

(b) Schedule 3.10(b) of the Company Disclosure Schedule is a true and correct list of all certificates of deposit, debt, equity and other investments owned, beneficially or of record, by the Company or its Subsidiaries (collectively, the “Investments”). Each of the Company and its Subsidiaries has full legal and beneficial interest in all of the Investments, free and clear of all Liens other than Permitted Liens. The Investments are (x) properly valued in the Books and Records and the Financial Statements at the lower of cost or market, (y) readily marketable and (z) fully paid and not subject to assessment or other claims upon the holder thereof. All of the Company and its Subsidiaries’ Cash is in the bank accounts described above, and the Company and its Subsidiaries have full legal and beneficial interest in all Cash deposited in such accounts, free and clear of any Liens.
Section 3.11    Books and Records
. The Books and Records of the Company and its Subsidiaries are complete and correct in all material respects. At the Closing, all Books and Records of the Company and its Subsidiaries will be in the possession of the Company or any of its Subsidiaries.
Section 3.12    Absence of Certain Changes
. Except as set forth in Schedule 3.12 of the Company Disclosure Schedule, since the Balance Sheet Date, (i) the Company and each of its Subsidiaries has conducted its business in the Ordinary Course, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Purchaser pursuant to Section 6.3. Since the Balance Sheet Date, there has not been any event, development or change that has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.12 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and its Subsidiaries have not:
(a)    Sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in any License or Proprietary Rights owned or used by the Company and/or any of the Subsidiaries, in any case, other than in the Ordinary Course, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity interest in any business or merged with or into or consolidated with any other Person other than in the Ordinary Course;
(b)    Waived or released any material right or claim, whether or not in the Ordinary Course;
(c)    Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;
(d)    Made any capital expenditure (or series of related capital expenditures) exceeding $150,000;
(e)    Other than Permitted Liens, subjected any of its properties or assets to any Lien, whether or not in the Ordinary Course;
(f)    Issued any note, bond or other debt security, created, incurred, increased or assumed any Indebtedness for borrowed money or capitalized lease obligation, caused or permitted the issuance or extension of any letters of credit or otherwise incurred or increased any material liability, except current liabilities incurred in the Ordinary Course not exceeding $200,000 in the aggregate;
(g)    Discharged or satisfied any Lien, or incurred or suffered any additional Liens;
(h)    Managed the working capital of the Company and its Subsidiaries outside the Ordinary Course in any material respect;
(i)    Loaned money to any Person or guaranteed any loan to or liability of any Person, whether or not in the Ordinary Course;

Exhibit 2

(j)    Except as described in the Company Disclosure Schedule, amended or terminated any Material Contracts, other than in the Ordinary Course;
(k)    Changed accounting methods or practices of the Company or any Subsidiary (including any change in reserves, depreciation, amortization or cost accounting policies or rates);
(l)    Received notice from any customer, supplier, vendor, Governmental Entity or any other Person which would, with reasonable probability have a material and adverse effect on the Company or any Subsidiary;
(m)    Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement or adopted, amended in any material respect, or terminated any Company Benefit Plan for the benefit of any of the directors, officers and employees of the Company or any Subsidiary, other than in each case in the Ordinary Course;
(n)    Modified or changed insurance coverages for the properties and assets of the Company and its Subsidiaries (other than in the Ordinary Course), nor had any lapse in insurance coverage;
(o)    Made any change or amendments in the articles of incorporation or governing instruments of the Company or the articles of incorporation, bylaws, or other governing instruments of any of the Subsidiaries;
(p)    Licensed any Proprietary Rights to or from any Person (other than any Proprietary Rights that are licensed by the Company on a non-exclusive basis in the Ordinary Course or to the Company and/or any of its Subsidiaries under any third party Software license or service Contract generally available to the public and rights to display and use the marks and names of third parties pursuant to agreements with the Company’s or its Subsidiaries’ suppliers);
(q)    Declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the equity interests of the Company and/or any of its Subsidiaries;
(r)    Authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any units or shares of stock of any class or any other securities (including indebtedness having the right to vote) or Rights;
(s)    Increased the compensation payable or to become payable by the Company or any Subsidiary to any of their officers, directors, employees, or agents, except for increases in the Ordinary Course;
(t)    Split, combined, reclassified or subdivided any of its equity interests;
(u)    Repurchased, redeemed or otherwise acquired any of its equity interests; or
(v)    Entered into any Contract, whether written or oral, to do any of the foregoing.
Section 3.13    Legal Proceedings
. Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, as of the date of this Agreement, there is not any material suit, action, claim, arbitration, investigation, or other Proceeding (including governmental and administrative Proceedings and those challenging or seeking to prevent, enjoin, alter or delay the transactions contemplated hereby) pending by or before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property of any of them. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that, individually, would reasonably be expected to result in losses to the Company and its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000). Unless otherwise noted in Schedule 3.13 of the Company Disclosure Schedule, each such matter identified therein where USW is a defendant or potential defendant is appropriately and

Exhibit 2

fully covered by insurance or indemnity, and the insurer has not declined coverage or otherwise challenged coverage for such claim and the availability of such insurance is not subject to a deductible or self-insured retention.
Section 3.14    Compliance with Law
. Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedule, since the Reference Date, the Company and each of its Subsidiaries is and has been in material compliance with applicable Law. Except as set forth in Schedule 3.14(b) of the Company Disclosure Schedule, since the Reference Date, neither the Company nor any of its Subsidiaries has been charged with, has received written notice from any Governmental Entity or other Person regarding any actual, alleged or potential violation of any applicable Law, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a material violation of any applicable Law. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 3.14 with respect to matters described in and covered by Section 3.16 (Tax Returns; Taxes), Section 3.17 (Company Benefit Plans), Section 3.18 (Employment Matters) and Section 3.20 (Environmental, Health and Safety Matters).
Section 3.15    Material Contracts
.
(a)    Schedule 3.15(a) of the Company Disclosure Schedule sets forth all Contracts (collectively, “Material Contracts”), as of the date hereof, (x) which provide for annual payments or expenses by, or annual payments or income to, the Company or any of its Subsidiaries in excess of $150,000, or (y) in the case of purchase or sales orders, such orders with the same party which in the aggregate provide for payments or income to, the Company or any of its Subsidiaries in excess of $150,000, as well as (z) all of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound:
(i)    all Contracts with a Customer;
(ii)    all Contracts with a Vendor;
(iii)    all partnership, joint venture or limited liability company contract arrangements or agreements;
(iv)    all settlement, release and similar agreements involving payments to or from the Company or its Subsidiaries in excess of $50,000 after Closing or any injunctive or similar equitable obligations on the Company or any of its Subsidiaries;
(v)    all material license agreements for Proprietary Rights or agreements in respect of similar rights granted either to or from the Company or its Subsidiaries, including agreements not to sue and other similar agreements, in each case that are related to Proprietary Rights, except for (A) licenses with respect to Proprietary Rights that are licensed by the Company or its Subsidiaries on a non-exclusive basis in the Ordinary Course, (B) licenses to Company or its Subsidiaries with respect to any third party Software license or service Contract generally available to the public and (C) rights to display and use the marks and names of third parties pursuant to agreements with the Company’s or its Subsidiaries’ suppliers;
(vi)    all Contracts or other documents that (A) limit the freedom of the Company or any of its Subsidiaries to conduct or to compete in any line of business or with any Person or in any area after the Closing Date, (B) provide for “most favored nation” treatment for the counterparty to the Company or any of its Subsidiaries, (C) require Company or any of its Subsidiaries to purchase or sell a minimum amount of products or services, or all or a portion of Company or its Subsidiaries’ requirements of products or services or (D) provides for exclusivity;

Exhibit 2

(vii)    all Contracts (A) related to the Company’s and its Subsidiaries’ products sold under the “Phytout” brand, (B) with Novozymes A/S, Novozymes North America, Inc. or their respective Affiliates, and (C) related to the Proprietary Rights that are the subject of the Phytout Litigation;
(viii)    all agreements or other documents of the Company and its Subsidiaries in respect of (A) any Indebtedness or Intercompany Indebtedness or (B) any guarantee of any loan to or liability of any Person;
(ix)    all Current Government Contracts;
(x)    all Leases;
(xi)    all Contracts with respect to the discharge, storage or removal of Hazardous Materials;
(xii)    all employment or engagement Contracts between any current employee or consultant of the Company or any of its Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand, containing severance or change-in-control provisions;
(xiii)    all Contracts with labor unions, works councils or comparable organizations representing any employees of the Company or any of its Subsidiaries;
(xiv)    all Contracts with Related Parties;
(xv)    all Contracts relating to any holding or transfer of a business, entity or the equity of another Person (including any shareholders’ agreements), to the extent entered into or effective on or after January 1, 2015;
(xvi)    all Contracts to indemnify any Person to share in or contribute to the liability of such Person; and
(xvii)    all commitments to enter into any of the foregoing.
(b)    The Seller has caused to make available to the Purchaser true and correct copies of each written Material Contract, including all amendments, supplements, modifications and waivers thereof, and true and correct summaries of each unwritten Material Contract, and have listed such Contracts in Schedule 3.15(a) of the Company Disclosure Schedule. Each Material Contract is a valid and binding agreement of the Company or the applicable Subsidiary of the Company and is enforceable in accordance with its terms against the Company or the applicable Subsidiary of the Company party thereto and, to the Knowledge of the Company, the other contracting party (except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a Proceeding is brought, and (iii) the invalidity, under certain circumstances under Law or court decisions, of covenants not to compete and similar provisions). There is no breach or default by any of the Company or its Subsidiaries as of the date hereof and, as of the Closing there will not be any such breach or default by the Company or any of its Subsidiaries, as the case may be. Each Material Contract is in full force and effect and neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any other party thereto, is in material default under the terms of any such Material Contract. None of the Company and its Subsidiaries has waived any material rights under any Material Contract.
(c)    Government Contracts
.

Exhibit 2

(i)    Schedule 3.15(c)(i)(x) of the Company Disclosure Schedule lists all: (A) Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received (collectively, the “Current Government Contracts”); (B) outstanding bids, quotations and proposals by the Company or any of its Subsidiaries that if accepted or awarded could lead to a Government Contract (the “Bids”); and (C) Government Contracts pursuant to which the Company or any of its Subsidiaries is currently or, to the Knowledge of the Company, is reasonably likely to experience cost, schedule, technical or quality problems that are reasonably likely to result in claims against the Company or any of its Subsidiaries (or their respective successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor. The Company has made available to the Purchaser true and complete copies of all Current Government Contracts and of all Bids, including any and all amendments and other modifications thereto, and has provided the Purchaser with access to true and correct copies of all documentation related thereto reasonably requested by the Purchaser. With respect to each Current Government Contract, Schedule 3.15(c)(i)(y) of the Company Disclosure Schedule accurately lists (1) the contract number, (2) the award date and (3) the contract end date. With respect to each Bid, Schedule 3.15(c)(i)(z) of the Company Disclosure Schedule accurately lists: (a) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number and (b) the date of proposal submission; and, to the Knowledge of the Company: (i) the expected award date; (ii) the estimated period of performance; and (iii) the estimated value based on the proposal, if any.
(ii)    The Current Government Contracts (or, to the Knowledge of the Company, where applicable, prime Government Contracts under which any Current Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, to the Knowledge of the Company, no such Current Government Contracts are reasonably likely to become subject of bid or award protest proceedings, and no Person has notified the Company or any of its Subsidiaries in writing, or, to the Knowledge of the Company, orally, that any Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s or any of its Subsidiary’s agreement to lower rates under any of the Government Contracts or Bids, including any task order under any Bids.
(iii)    Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience. In addition, (A) the Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all contract terms, conditions, provisions, and requirements (whether stated or incorporated expressly, by reference, or by operation of law) and all requirements of Law pertaining to any Government Contract or Bid; (B) the representations, certifications and warranties made by the Company and its Subsidiaries with respect to the Government Contracts or Bids (including with respect to their respective size and/or preferential status) were accurate as of their effective dates, and the Company and its Subsidiaries have complied in all material respects with all such certifications; (C) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral, show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts and, to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; (D) no negative determination of responsibility has been issued against the Company or any of its Subsidiaries with respect to any quotation, bid or proposal for a Government Contract; and (E) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date.
(iv)    None of the Company, any of its Subsidiaries, or any of their respective Principals (as defined in FAR 52.209-5) with respect to the Government Contracts or Bids is, or since January 1, 2013 (and, to the Knowledge of the Company, prior to such date) has been, (A) debarred, suspended

Exhibit 2

or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity; (B) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs; or (C) to the Knowledge of the Company, currently proposed for, or has been subject to suspension, debarment or exclusion proceedings or threatened suspension, debarment or exclusion proceedings. To the Knowledge of the Company, no circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries or any of their respective Principals in connection with the performance of their duties for or on behalf of the Company or any of its Subsidiaries.
(v)    To the Knowledge of the Company, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Entity concerning any Government Contracts. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any of their respective personnel (A) has undergone any Governmental Authority audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts; (B) has made or was required to make any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or pursuant to FAR 9.406-2(b)(1)(vi), 9.407-2(a)(8) or 52.203-13) in connection with any Government Contract or Government Bid; (C) has received a written or, to the Knowledge of the Company, oral request for a reduction in the price of any Government Contracts, including, without, limitation, to claims based on actual or alleged defective pricing or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid; (D) has taken any action and is party to any litigation that could reasonably be expected to give rise to any such matter or possible matter; or (E) has initiated any internal investigation into such matter or possible matter.
(vi)    No written claims, or claims threatened in writing, exist against the Company or any of its Subsidiaries with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company or any of its Subsidiaries; and no such written claims have been made against the Company or any of its Subsidiaries. No amendment has been made to any written warranty or guarantee contained in any Government Contract that could reasonably be expected to result in an adverse effect on the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action which could reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.
(vii)    With respect to the multiple award schedule Government Contracts identified on Schedule 3.15(c)(vii) of the Company Disclosure Schedule: (A) has not at any time charged the U.S. Government a price higher than its commercial customers with respect to each such multiple award schedule Government Contract; (B) has complied in all respects with the notice and pricing requirements of the Price Reduction clause in each such multiple award schedule Government Contract and, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the Price Reductions clause, and (C) has complied in all respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Government Contract and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the Industrial Funding Fee payments.
Section 3.16    Tax Returns; Taxes
. Except as set forth in Schedule 3.16 of the Company Disclosure Schedule:

Exhibit 2

(a)    The Company and its Subsidiaries have timely filed all material Tax Returns required to be filed (including Tax Returns relating to their classification for U.S. federal income tax purposes), and all such Tax Returns are true, correct, and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes required to be paid.
(b)    There are no Liens for Taxes on any assets of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.
(c)    Since the Reference Date, no written request for information related to Tax matters has been received by the Company or any of its Subsidiaries from any Governmental Entity. No audit or other Proceeding is pending, being conducted, or, to the Knowledge of the Company, threatened in writing by any Governmental Entity against the Company or any of its Subsidiaries, and no Proceeding is pending or being conducted that involves any Tax or Tax Return filed by or on behalf of the Company and its Subsidiaries. There is no Tax assessment or deficiency asserted in writing by a taxing authority against the Company or any Subsidiary that has not been fully paid.
(d)    Since February 10, 2015, no written claim has been made by a Tax authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns asserting that the Company or its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction
(e)    The Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)    Neither the Company nor any Subsidiary has executed or entered into with any Governmental Entity any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which the Company or its Subsidiaries would or could be liable which period (after giving effect to such extension or waiver) has not expired.
(g)    Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portions thereof) beginning after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Period by the Company or its Subsidiaries, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) written agreement entered into with a Governmental Entity by the Company or its Subsidiaries with regard to their Tax liability for any Pre-Closing Period, (iv) prepaid amount received on or prior to the Closing Date by the Company or its Subsidiaries, (v) election under Section 108 of the Code (income from discharge of indebtedness), (vi) installment sale or operation transactions made on or prior to the Closing Date, (vii) ownership of “United States property” (as defined in Section 956(c) of the Code) prior to the Closing by a Subsidiary of the Company, (viii) “subpart F income” (as defined in Section 952(a) of the Code) or “global intangible low-taxed income” (as defined in Section 951A of the Code), in each case as a result of or attributable to actions taken prior to the Closing outside the Ordinary Course, or (ix) application of Section 965 of the Code with respect to a Pre-Closing Tax Period.
(h)    Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions).
(i)    Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(j)    All material Taxes which the Company or any of Subsidiaries is (or has been) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

Exhibit 2

(k)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement or has any liability for Taxes by contract or otherwise, other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (including credit or other commercial lending agreements, employment agreements, or arrangements with landlords, lessors, customers and vendors).
(l)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.
(m)    Since February, 2015, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (other than the affiliated group that includes the Seller, the Company and USW) filing a consolidated, combined or similar Tax Return nor (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by Contract (other than agreements entered into in the Ordinary Course the primary purpose of which does not relate to Taxes) or otherwise.
(n)    The Company has remitted all required mandatory repatriation tax under Section 965 of the Code.
(o)    The Company made a timely and valid election under Section 338(h)(10) of the Code with respect to the acquisition of A&W Technologies Inc. in 2015.
Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 (Tax Returns; Taxes) and Section 3.17 (Company Benefit Plans) shall be the sole and exclusive representations and warranties in this Agreement with respect to matters relating to Taxes relating to the Company and its Subsidiaries, including any representations or warranties regarding compliance with Tax Laws, the filing of Tax Returns, and the payment of any Taxes. With the exception of Section 3.16(g), this Section 3.16 is not intended to serve as representations and warranties regarding, or a guarantee of, nor can it be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or portion thereof) beginning after the Closing Date or any Tax position taken after Closing.
Section 3.17    Company Benefit Plans
.
(a)    Each Company Benefit Plan is identified in Schedule 3.17 of the Company Disclosure Schedule. All contributions and payments to or with respect to each Company Benefit Plan have been made in material compliance with the terms of such Company Benefit Plan. Other than claims for benefits in the Ordinary Course, there are no actions, suits, disputes, arbitrations, or other claims pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan. The terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter from the IRS and, to the Knowledge of the Company, no circumstances exist which could result in the loss of such qualified status. Each Company Benefit Plan satisfies in all material respects the requirements of applicable Laws (including, ERISA and the Code) and has been operated in all material respects in accordance with its terms.
(b)    Except as identified in Schedule 3.17(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, result in any payment that would be a non-deductible “excess parachute payment” within the meaning of Section 280G of the Code.

Exhibit 2

(c)    Except as set forth in Schedule 3.17(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate contributes to, or has, any liability (including but not limited to withdrawal liability) with respect to any multiemployer plan (as defined in Section 4064(a) of ERISA or Section 4001(a)(3) of ERISA).
(d)    Except as otherwise set forth in Schedule 3.17(d) of the Company Disclosure Schedule, there are no present or former employees of the Company who are entitled to group health or life insurance benefits to be paid upon or after termination of employment, including termination on account of disability (except as otherwise required under Section 601 of ERISA or similar state law).
(e)    With respect to the Company Benefit Plans and to the extent applicable, the Company has made available to the Purchaser true and accurate copies of the documents evidencing or governing such Company Benefit Plan (or an accurate summary of the terms of any Company Benefit Plan for which there is no written plan document), the most recent summary plan description, the most recent Form 5500, and the most recent determination or opinion letter received from the IRS.
(f)    Except as set forth in Schedule 3.17(f) of the Company Disclosure Schedule, (i) neither the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest”, as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code and Section 406 of ERISA, with respect to any Company Benefit Plan subject to ERISA for which statutory or administrative exemption does not exist and which could reasonably be expected to subject the Company to a material Tax or penalty on prohibited transactions imposed by either Section 502(i) of ERISA or Section 4975 of the Code, and (ii) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (1) involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan set forth in Schedule 3.17 of the Company Disclosure Schedule, or (2)  accelerate the payment of any benefits under any Company Benefit Plan set forth in Schedule 3.17 of the Company Disclosure Schedule.
(g)    Neither the Company nor, to the Knowledge of the Company, any other fiduciary of any Company Benefit Plan set forth in Schedule 3.17 of the Company Disclosure Schedule hereto are engaged in any transaction with respect to such Company Benefit Plan or failed to act in a manner with respect to such Company Benefit Plan which could reasonably be expected to subject the Company to any material liability for a breach of fiduciary duty under ERISA or any other applicable Law. Except as set forth in Schedule 3.17(g) of the Company Disclosure Schedule, since the Reference Date, the Company has complied in all material respects with the coverage continuation requirements of all applicable Laws, including Sections 601 through 609 of ERISA and Section 4980B of the Code, and the Company has incurred no material liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or other action pending, or to the Knowledge of the Company, threatened, with respect to such requirements. Except as set forth in Schedule 3.17(g) of the Company Disclosure Schedule, the consummation of the transactions described in this Agreement, in and of themselves, or in conjunction with any other event which has occurred on or prior to the date hereof, will not entitle any current or former employee of the Company to material increased severance pay, unemployment compensation or any other similar payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.
(h)    Except as set forth in Schedule 3.17(h) of the Company Disclosure Schedule, each Company Benefit Plan may be terminated by the Company in accordance with its terms and without the Company incurring any material obligation or liability arising or resulting from such termination, other than related administrative expenses.
(i)    Neither the Company nor any ERISA Affiliate maintains or, since the Reference Date, has maintained an Employee Pension Benefit Plan as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code and Section 302 of ERISA

Exhibit 2

.
(j)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued thereunder.
(k)    Since the Reference Date, the Company has provided group medical coverage to its employees in a manner reasonably expected to avoid triggering a material Tax or material penalty under Section 4980H of the Code.
(l)    Section 3.17(l) of the Company Disclosure Schedule sets forth each Company Benefit Plan that is subject to the Laws of any jurisdiction other than the United States of America (each, a “Foreign Plan”). Each Foreign Plan has been established, administered and maintained in material compliance with all applicable Laws of each jurisdiction in which such Foreign Plan is maintained. Other than claims for benefits in the Ordinary Course, there are no actions, suits or claims pending with respect to any Foreign Plan.
Section 3.18    Employment Matters
.
(a)    Schedule 3.18(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of (i) all of the officers of the Company and each of its Subsidiaries, and (ii) all of the other employees (whether full-time, part-time or otherwise and whether on furlough, leave, short or long term disability or layoff of any kind), independent contractors and other non-employee service providers currently performing services for the Company and each of its Subsidiaries, who, as of the date hereof, received a base salary or fees in excess of Two Hundred Thousand Dollars ($200,000) for the twelve (12) month period ended December 31, 2018, specifying whether the Person is an employee, consultant or independent contractor and, as applicable, each Person’s (i) job title, (ii)  location, (iii) date of hire or engagement, (iv) full-time or part-time classification, (v) exempt or non-exempt classification, (vi) compensation, (vii) vacation accrual rate, (viii) accrued but unused sick and vacation leave or paid time off, (ix) primary location of employment or engagement, (x) visa type (if any) and (xi) whether such Person is on a leave of absence (and the nature of such leave and anticipated return date). Schedule 3.18(a) of the Company Disclosure Schedule also lists any written contract (other than Company Benefit Plans) between any employee and the Company and its Subsidiaries. Except as specifically otherwise set forth on Schedule 3.18(a) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed on an “at will” basis.
(b)    Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is (A) a party to any collective bargaining agreement with any union or labor organization or (B) currently engaged in any collective bargaining negotiation with any union or labor organization, and (ii) no material claim, complaint, charge or investigation by any Person is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries under any Labor Law, and the Company and each of its Subsidiaries is, and has been, in material compliance with all Labor Laws.
(c)    Since the Reference Date, neither the Company nor any of its Subsidiaries has implemented any plant closing, layoff of employees or has taken any other action that could result in a violation of, or require any action with respect to, the WARN Act.
(d)    To the Knowledge of the Company, no officer, director or management level employee of the Company or any of its Subsidiaries is the subject of a pending allegation of workplace sexual harassment or assault, nor has any officer, director or management level employee of the Company or any of its Subsidiaries engaged in workplace sexual harassment or assault or been accused of workplace sexual harassment or assault since the Reference Date.

Exhibit 2

(e)    To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar contracts in conflict with the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice alleging that any violation of such contract has occurred.
(f)    Except for the claims set forth in Schedule 3.18(f) of the Company Disclosure Schedule, the consummation of the transactions described in this Agreement will not entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.
(g)    Except as set forth in Schedule 3.18(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have never been a party to any collective bargaining agreement or other labor Contract and there has never been, and there is not presently pending or existing, and to the Knowledge of the Company, there is not threatened (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee, (ii) any petition, charge or complaint filed by any employee or union with the National Labor Relations Board, or any comparable Governmental Entity, (iii) any organizational activity or other labor dispute against or affecting the Company or any of its Subsidiaries, and no application for certification of a collective bargaining representative is pending or, to the Knowledge of the Company, is threatened. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated.
(h)    The Company and its Subsidiaries have classified all individuals, including independent contractors and leased employees, appropriately under the Company Benefit Plans.
Section 3.19    Insurance Policies
. Except for the insurance policies related to the Company Benefit Plans, Schedule 3.19 of the Company Disclosure Schedule contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries. All due premiums with respect thereto have been paid in full and the Company and its Subsidiaries are otherwise in material compliance with the terms and provisions thereof. All such policies are in full force and effect. The Company and its Subsidiaries have not received written notice of default under any such policy, nor have they received written notice of any pending or threatened termination or cancellation, material coverage limitation or reduction, or any material increase in the premium or deductible with respect to any such policy.
Section 3.20    Environmental, Health and Safety Matters
. Except as disclosed in Schedule 3.20 of the Company Disclosure Schedule:
(a)    since the Reference Date, the Company and each of its Subsidiaries have materially complied and are in material compliance with all Environmental Laws;
(b)    the Company and each of its Subsidiaries have obtained and are in material compliance with all Licenses required under Environmental Law to carry on the business and operations of the Company and its Subsidiaries as presently conducted;
(c)    there are no pending or, to the Knowledge of the Company, threatened, demands, claims, causes of action, complaints, directives, citations, information requests issued by a Governmental Entity, Proceedings, orders, notices of potential responsibility, or sanctions regarding any actual or alleged material violation of Environmental Laws issued to the Company or any of its Subsidiaries;
(d)    since the Reference Date, there has been no Release of Hazardous Materials at, on, under, or from the Real Property by the Company or its Subsidiaries during its leasehold or ownership;

Exhibit 2

(e)    to the Knowledge of the Company, no Real Property is listed on the National Priorities List, CERCLIS, or on any other similar governmental database of sites that require remediation under Environmental Law;
(f)    except as set forth in Schedule 3.20(f) of the Company Disclosure Schedule, since the Reference Date, (i) the Company and its Subsidiaries have not transported, handled, distributed, manufactured, stored, disposed of, arranged for or permitted the disposal of, exposed any Person to, or released any Hazardous Materials at the Real Property except in material compliance with Environmental Laws, (ii) no Real Property has been used, as a landfill, dump or treatment, or disposal facility for any Hazardous Materials, (iii) asbestos, polychlorinated biphenyls or urea formaldehyde have not been placed, stored, located, Released, or disposed on the Real Property by the Company or any of its Subsidiaries except in material compliance with Environmental Laws, (iv) excluding underground storage tanks which are utilized solely for storage of potable water, the Company and its Subsidiaries have not used any underground storage tanks (whether or not currently in use) on the Real Property except in material compliance with Environmental Laws, (v) neither the Company nor any of its Subsidiaries has received written notice, report, order or directive from any Governmental Entity requiring the remediation of Hazardous Materials at the Real Property under Environmental Laws, (vi) to the Knowledge of the Company, the Real Property contains no Hazardous Materials that require remediation under Environmental Laws, and (vii) neither the Company nor any of its Subsidiaries has agreed to assume by contract or provided an indemnity with respect to any environmental liability of any other Person; and
(g)    the Company has furnished to the Purchaser copies of all environmental assessments, reports, audits, notices, orders, directives and other material documents in its possession or under its control that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the environmental condition of any past or current Real Property.
Notwithstanding any other provision of this Agreement, this Section 3.20 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Releases and other environmental matters.
Section 3.21    Intellectual Property
.
(a)    Schedule 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of (i) all registrations for or applications to register any Proprietary Rights owned by the Company or any of its Subsidiaries (the “Company Registered IP”), (ii) all material unregistered trademarks and material unregistered copyrights owned by the Company or any of its Subsidiaries, and (iii) all Material Contracts relating to the Proprietary Rights of the Company and its Subsidiaries relating to licensed-in Proprietary Rights (other than off-the-shelf Software).
(b)    Except as disclosed in Schedule 3.21(b) of the Company Disclosure Schedule, (i) the Company or one or more of its Subsidiaries owns and possesses all right, title and interest in and to, or has the valid right to use, all of the Proprietary Rights owned or used by the Company or any of its Subsidiaries in connection with the operation of their businesses (together with the Company Registered IP, the “Company IP”), free and clear of all Liens (including royalty and other payments) (other than Permitted Liens); (ii) the Company or one of its Subsidiaries is the sole owner of record of all Company Registered IP, (iii) the Company or one of its Subsidiaries owns all Proprietary Rights developed by its current and former employees and independent contractors during the period of their employment and within the scope of their contracting or consulting relationship, as the case may be, with the Company or one of its Subsidiaries, (iv) no employee or former employee or independent contractor of the Company or any of its Subsidiaries has any claim with respect to Proprietary Rights, (v) all Company IP are valid and enforceable, and since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Company IP, nor, to the Company’s Knowledge, is any such claim threatened, (vi) no third party is infringing upon any Company IP to the Company’s

Exhibit 2

Knowledge, and neither the Company nor any of its Subsidiaries has received any oral, written or other communication that the Company or any of its Subsidiaries is using or disclosing in an unauthorized manner, infringing or misappropriating, or suggesting the Company or any of its Subsidiaries to take a license under, the right or claimed rights of any Person with respect to any Proprietary Right, (vii) neither the Company nor any of its Subsidiaries is infringing any Proprietary Rights of any third party, (viii) subject to obtaining the consents or taking the other actions referred to in Schedule 3.5(a), all Company IP will be owned by or available for use under a valid license by the Company or one or more of its Subsidiaries immediately subsequent to the Effective Time on substantially similar terms and conditions as currently owned or used, and (ix) the Company and its Subsidiaries, as the case may be, have made the necessary filings and recordations, and have paid all required fees, to record and maintain their ownership of all owned Company IP.
(c)    Except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, (i) all items of Company Registered IP are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Company Registered IP are the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights, and (ii) since the Reference Date, all products covered by the Company IP, and all usages thereof, have been marked with the appropriate patent, trademark or other marking required by applicable Law in all material respects.
(d)    Except as set forth in Schedule 3.21(d) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have used commercially reasonable efforts to protect the secrecy, confidentiality and value of all Company IP, (ii) to the Company’s Knowledge, since the Reference Date, there has been no breach or other violation of any proprietary information or confidentiality agreement to which the Company or any of its Subsidiaries is a party with any of its employees, (iii) the Company and its Subsidiaries have a right to use all trade secrets and other proprietary information currently used in its business and (iv) to the Company’s Knowledge, no confidential Company IP is part of the public knowledge or literature, and, to the Company’s Knowledge, no Company IP has been used, divulged or appropriated either for the benefit of any Person other than the Company or any of its Subsidiaries or to the detriment of the Company or any of its Subsidiaries in any material respects.
(e)    Except as set forth in Schedule 3.21(e) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have no present expectation or intention of not fully performing any obligation pursuant to any material license agreement for Proprietary Rights to which it is a party, and to the Knowledge of the Company, there is no breach or default by any other party to any such agreement, (ii) there are no renegotiations of, demands for or outstanding rights to renegotiate any such license agreement, and (iii) all rights under each such license agreement will be available to the Company and its Subsidiaries immediately after the consummation of the transactions contemplated hereby.
(f)    Neither this Agreement nor the transactions contemplated hereby will result in the Purchaser or its Affiliates granting to any third party any right to, or with respect to, any Proprietary Rights owned by, or licensed to, the Purchaser or its Affiliates; (ii) the Purchaser or its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the business of the Company or any of its Subsidiaries; or (iii) the Purchaser or its Affiliates being obligated to pay any royalties or other amounts to any third party.
(g)    The Company IP constitute all the Proprietary Rights used in and/or necessary to the conduct of the business of the Company and the Subsidiaries substantially as it is currently conducted, and as it is currently planned or contemplated to be conducted by the Seller, the Company and its Subsidiaries prior to Closing.
(h)    No technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) has been developed,

Exhibit 2

delivered or used under or in connection with any Government Contract, and no inventions have been developed, conceived or first actually reduced to practice under any Government Contract.
Section 3.22    Transactions with Related Parties
. Except as set forth in Schedule 3.22(a) of the Company Disclosure Schedule, other than compensation received as employees, none of (x) the Seller Parent, the Seller, the Company or any of its Subsidiaries or any of their Affiliates or (y) any employee, officer or director thereof (each, a “Related Party”): (a) owes any liability to, or is owed any liability by, any of the Company or its Subsidiaries; (b) has any direct or indirect interest in any asset, property (real, personal or mixed), tangible or intangible or other right used in the conduct or otherwise related to the Company or its Subsidiaries; (c) is a party to any Contract, commitment or transaction with the Company or its Subsidiaries; or (d) has received from or furnished to, directly or indirectly, the Company or any Subsidiary any goods or services (with or without consideration) other than in their capacity as an employee or director, as applicable. Except as set forth in Schedule 3.22(b) of the Company Disclosure Schedule, there are no agreements between the Seller Parent or the Seller, on the one part, and the Company or any of its Subsidiaries, on the other part, relating to the Company or any of its Subsidiaries. The terms and conditions and rights and obligations under any agreement required to be listed on Schedule 3.15(a), Schedule 3.22(a) or Schedule 3.22(b) of the Company Disclosure Schedule is on an arm’s length basis and on commercially reasonable terms.
Section 3.23    Customers and Vendors
. Schedule 3.23(a) of the Company Disclosure Schedule contains a complete list of the names of the Customers and Vendors. To the Knowledge of the Company, no event has occurred that has materially and adversely affected, or would reasonably be expected to materially and adversely affect, the Company’s or its Subsidiaries’ relations with any Customer or Vendor. Except as set forth in Schedule 3.23(b) of the Company Disclosure Schedule, in the twelve (12) months preceding the date hereof, no Customer or Vendor has canceled, terminated or made any written threat to cancel or otherwise terminate any of its Contracts with the Company or its Subsidiaries or to materially decrease its usage or supply of the Company’s or its Subsidiaries’ services or products.
Section 3.24    Brokers, Finders and Investment Bankers
. Except as set forth in Schedule 3.24 of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor anyone acting on their behalf, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 3.25    No Guaranties
. Except as set forth in Schedule 3.25 of the Company Disclosure Schedule (i) none of the obligations of the Company or any of its Subsidiaries is guaranteed by, or subject to a similar contingent liability to, any Person, and (ii) neither the Company nor any of its Subsidiaries has guaranteed, or otherwise become contingently liable for, any obligation or other liability, existing or contingent, of any Person.
Section 3.26    Investments
. Except as set forth in Schedule 3.26 of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person. Except as disclosed or described in this Agreement or as set forth in Schedule 3.26 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries are subject to any obligation or requirement to provide funds to, or invest in, any Person.
Section 3.27    Absence of Certain Business Practices
.

Exhibit 2

(a)    Except as disclosed in Schedule 3.27 of the Company Disclosure Schedule, none of the Company, its Subsidiaries or their respective Affiliates or, to the Knowledge of the Company, any Person acting on their behalf (including distributors, resellers and any other business intermediaries), directly or indirectly, since the Reference Date:
(i)    has taken any action which would cause them to be in violation of any Anti-Corruption Law;
(ii)    has offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense or entertainment) to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official or inducing such Person to use his influence with a Governmental Entity or instrumentality thereof to affect or to influence any act or decision of such Governmental Entity or instrumentality, in order to assist the Company, its Subsidiaries or their respective Affiliates or Representatives, nor any Person acting on their behalf, in obtaining or retaining business for or with, or directing the business to, any (A) Governmental Official or (B) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Governmental Official;
(iii)    currently is or has been subject of any pending or, to the Company’s Knowledge, threatened Proceeding, with respect to any Anti-Corruption Law; or
(iv)    has made any payment or transfer of value with the intent, or which has the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.
(b)    The Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets, and the Company and its Subsidiaries have otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with Anti-Corruption Laws.
(c)    Since the Reference Date, (i) there has never been any false or fictitious entries made in the Books and Records relating to any illegal payment or secret or unrecorded fund and (ii) neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.
Section 3.28    Trade Regulation
. Except as set forth in Schedule 3.28 of the Company Disclosure Schedule, since the Reference Date, (a)  the prices charged by the Company and its Subsidiaries in connection with the marketing, sale or distribution of any products or services have been in compliance in all material respects with all applicable Laws, and (b) no claims have been communicated or, to the Knowledge of the Company or any of its Subsidiaries, threatened in writing against the Company or any of its Subsidiaries with respect to wrongful termination of any marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any applicable Laws relating to anti-competitive practices or unfair trade practices of any kind, and to the Knowledge of the Company, no specific situation, set of facts, or occurrence provides any basis for any such claim against the Company or any of its Subsidiaries with respect to the operation of the business of the Company or its Subsidiaries.
Section 3.29    Licenses

Exhibit 2

. Except as set forth in Schedule 3.29(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has obtained all material Licenses of Governmental Entities having jurisdiction over the Company or any of the Subsidiaries or any of their assets necessary to operate and carry on their business as it is now being conducted. Each such License is valid and in full force and effect, and each of the Company and its Subsidiaries is in material compliance with each such License. Neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened suspension, cancellation, modification, revocation or nonrenewal of any such License. Schedule 3.29(b) of the Company Disclosure Schedule contains a true and correct list and summary description of each such License.
Section 3.30    Exclusivity
. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. THE COMPANY HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, the Company makes no representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets delivered or made available to the Purchaser or its Representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in this Article 3, any other information or documents (financial or otherwise) made available to the Purchaser or its Representatives.
Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER
As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Purchaser, except as set forth in the Seller Disclosure Schedule, that all of the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing (or, if made as of a specified date, as of such date). The Seller Disclosure Schedule is arranged in paragraphs corresponding to the sections and subsections contained in this Article 4. The Parties acknowledge and agree that (i) the Seller Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting representations, warranties, or covenants of the Seller (except as expressly provided in this Agreement), unless the disclosure can be reasonably construed to constitute a representation and not merely an exception or modification to the representation so excepted or modified, (ii) any fact or item which is disclosed on any Schedule of the Seller Disclosure Schedule shall be deemed disclosed on such other Schedule or Schedules of the Seller Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Schedule or Schedules is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto and (iii) the mere inclusion of an item in the Seller Disclosure Schedule as an exception or modification to a representation or warranty shall not be deemed an admission that such item represents an exception or a material fact, event or circumstance or an admission of liability to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect.
Section 4.1    Organization
. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected result in a Material Adverse Effect.
Section 4.2    Authorization

Exhibit 2

. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of the Seller. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Seller at the Closing will be, duly and validly executed and delivered by the Seller and assuming due authorization, execution and delivery thereof by the other Parties thereto, will constitute the valid and binding agreement of the Seller, enforceable against the Seller in accordance with their respective terms, subject in the case of enforceability to the Enforceability Exceptions.
Section 4.3    Ownership
. The Seller (a) as of the date hereof is the legal and beneficial owner of 97.361986% of the Stock, free and clear of all Liens other than limitations imposed by federal, state and foreign securities Laws and (b) as of the Closing, will be the legal and beneficial owner of (and at the Closing will transfer and deliver to the Purchaser good and valid title to) all of the Stock, free and clear of all Liens other than limitations imposed by federal, state and foreign securities Laws.
Section 4.4    Absence of Restrictions and Conflicts
.
(a)    The execution and delivery of this Agreement and each Ancillary Agreement to which the Seller is a party do not, and the performance of the Seller’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Seller, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained and all filings and obligations described in Section 4.4(b) have been made, materially conflict with or materially violate any Law applicable to the Seller (with or without notice or lapse of time or both), or by which any of its material properties or assets is bound, or (iii) require any material consent or result in any material violation or material breach of, or constitute a material default or give to others any material rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any material payments or result in the creation of a Lien or other encumbrance on any material properties or assets pursuant to, any of the terms, conditions or provisions of any Contract, indenture, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which it or any of its properties or assets is bound.
(b)    The execution and delivery by the Seller of this Agreement or any Ancillary Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except for (i) the notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay consummation of the Transaction and the other transactions contemplated by this Agreement or reasonably be expected to be material to the Seller.
Section 4.5    Sufficient Funds; Solvency
.
(a)    The Seller has, and will have at the Closing, sufficient capital or cash to pay all fees and expenses payable by it in connection with the transactions contemplated by this Agreement.
(b)    Immediately following the Closing, the Seller will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, immediately following the Closing Date, (i) the amount of the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, as of such date, an

Exhibit 2

unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness. For purposes of the definition of “Solvent,” (A) “Debt” means liability on a “Claim”; and (B) “Claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the applicable Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.
Section 4.6    Legal Proceedings
. Except as set forth in Schedule 4.6(a) of the Seller Disclosure Schedule, as of the date of this Agreement, there is not any material suit, action, claim, arbitration, investigation or other Proceeding pending by or before any Governmental Entity, or, to the Knowledge of the Seller, threatened against the Seller, or any property of the Seller that, if determined or resolved adversely to the Seller, would reasonably be expected to impair the Seller’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.
Section 4.7    Brokers, Finders and Investment Bankers
. Except as set forth in Schedule 4.7 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 4.8    Exclusivity
. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. THE SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, the Seller makes no representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets delivered or made available to the Purchaser or its Representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in this Article 4, any other information or documents (financial or otherwise) made available to the Purchaser or its Representatives.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
As an inducement to the Company and the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company and Seller, except as set forth in the Purchaser Disclosure Schedule, that all of the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing (or, if made as of a specified date, as of such date). The Purchaser Disclosure Schedule is arranged in paragraphs corresponding to the sections and subsections contained in this Article 5. The Parties acknowledge and agree that (i) the Purchaser Disclosure Schedule is qualified in its entirety

Exhibit 2

by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting representations, warranties, or covenants of the Purchaser (except as expressly provided in this Agreement), (ii) any fact or item which is disclosed on any Schedule of the Purchaser Disclosure Schedule shall be deemed disclosed on such other Schedule or Schedules of the Purchaser Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Schedule or Schedules is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto and (iii) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception or modification to a representation or warranty shall not be deemed an admission that such item represents an exception or a material fact, event or circumstance or an admission of liability to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect.
Section 5.1    Organization
. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has delivered to the Company and the Seller true, correct and complete copies of its certificate of incorporation and its bylaws as currently in effect.
Section 5.2    Authorization
. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Purchaser is party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of the Purchaser. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Purchaser at the Closing will be, duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery thereof by the other Parties thereto, will constitute the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject in the case of enforceability to the Enforceability Exceptions.
Section 5.3    Absence of Restrictions and Conflicts
.
(a)    The execution and delivery of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not, and the performance of the Purchaser’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, materially conflict with or materially violate any Law applicable to the Purchaser (with or without notice or lapse of time or both), or by which any of its material properties or assets is bound, or (iii) require any material consent or result in any material violation or material breach of, or constitute a material default or give to others any material rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any material payments or result in the creation of a Lien or other encumbrance on any of its material properties or assets pursuant to, any of the terms, conditions or provisions of any Contract, indenture, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets is bound.
(b)    The execution and delivery by the Purchaser of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except for (i) the notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay consummation of the Transaction and the other transactions contemplated by this Agreement or reasonably be expected to be material to the Purchaser.
Section 5.4    Sufficient Funds; Solvency

Exhibit 2

.
(a)    The Purchaser will have at the Closing, sufficient cash to pay the Purchase Price and to consummate the transactions contemplated by this Agreement, and to pay all fees and expenses payable by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and to perform its other obligations herewith.
(b)    Immediately following the Closing, the Purchaser will be Solvent.
Section 5.5    Legal Proceedings
. Except as set forth in Schedule 5.5(a) of the Purchaser Disclosure Schedule, as of the date of this Agreement, there is not any material suit, action, claim, arbitration, investigation or other Proceeding pending by or before any Governmental Entity, or, to the Knowledge of the Purchaser, threatened against the Purchaser, or any property of the Purchaser that, if determined or resolved adversely to the Purchaser, would reasonably be expected to impair the Purchaser’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.
Section 5.6    Brokers, Finders and Investment Bankers
. Except as set forth in Schedule 5.6 of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 5.7    R&W Policy
. As of the date hereof, the Purchaser has obtained a binder for coverage related to the R&W Policy, a true, correct and complete copy of which has been provided to the Seller. As of the Closing, such binder has not been amended or modified in a manner that would reasonably be expected to materially reduce the availability of coverage under the R&W Policy.
Section 5.8    Acknowledgement Regarding Future Prospects; No Reliance
. The Purchaser has entered into the transactions contemplated by this Agreement with the understanding and agreement that no representations or warranties are made herein or otherwise with respect to the future prospects (financial or otherwise) of the Company or its Subsidiaries, particularly based on financial projections and forecasts or otherwise. The Purchaser has relied solely on the Company’s representations and warranties contained in Article 3 of this Agreement and the Seller’s representations and warranties contained in Article 4 of this Agreement (and, for the avoidance of doubt, on no other representations or warranties of any kind or nature whatsoever) and the Company’s and the Seller’s covenants and agreements as set forth herein, and the Purchaser shall be bound by the integration clause set forth in Section 10.10 (Entire Agreement and Integration).
Section 5.9    Exclusivity
. The representations and warranties made by the Purchaser in this Article 5 are the exclusive representations and warranties made by the Purchaser. The Purchaser hereby disclaims any other express or implied representations or warranties.
Article 6
CERTAIN COVENANTS AND AGREEMENTS

Exhibit 2

Section 6.1    Reasonable Best Efforts
.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, to execute, deliver and file, or cause to be executed, delivered and filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article 7 to be satisfied as promptly as practicable and, in any event, on or before the Termination Date, (ii) prepare as promptly as practicable (and file, submit or effect, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other Parties hereto to obtain) any approval from any Governmental Entity which is required to be obtained by the Seller, the Purchaser or the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (iii) comply promptly with all applicable Laws which may be imposed on such Party with respect to the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to the Company, any of its Subsidiaries is) a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect thereto and (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.
(b)    Without limiting the foregoing, the Parties shall, at any time after the Closing, execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by the other Party or Parties hereto, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by the other Parties, for the purpose of assigning, transferring, granting, conveying, and confirming to the Purchaser, or reducing to possession, any or all interests to be conveyed and transferred by this Agreement.
Section 6.2    Certain Filings
.
(a)    The Company, the Seller and the Purchaser shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any filings or furnishing information required in connection therewith. The Parties shall, as soon as practicable, but in no event later than two (2) Business Days after the execution of this Agreement, file any required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”). The Parties (A) by mutual agreement shall seek early termination of any applicable waiting period under the HSR Act, and (B) shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. None of the Parties to this Agreement, may, without the consent of the other Party, (x) cause any filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Entity with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity. The fees and expenses related to any filing made pursuant to the HSR Act shall be paid by the Purchaser.

Exhibit 2

(b)    Without limiting the generality of the Purchaser’s undertaking pursuant to Section 6.1(a) or Section 6.2(a) hereof, the Purchaser agrees to use its commercially reasonable efforts and to take any and all steps reasonably necessary or advisable to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any antitrust or competition Governmental Entity or any other party so as to enable the Parties hereto to close the transactions contemplated hereby as promptly as practicable. The Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent closing the transactions contemplated by this Agreement.
(c)    Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such Party to any Governmental Entity.  Neither the Purchaser, on the one hand, nor the Seller and the Company, on the other hand, shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such meeting.  The Purchaser, on the one hand, and the Seller and the Company, on the other hand, will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Purchaser, on the one hand, and the Seller and the Company, on the other hand, will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of the business or competitively sensitive information, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.
Section 6.3    Conduct of the Company
. From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, and except (i) as expressly contemplated by this Agreement (including the Redemption), (ii) as required by applicable Law, (iii) as disclosed in Schedule 6.3 of the Company Disclosure Schedule or (iv) as otherwise consented to in writing in advance by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if seeking consent would violate applicable Law), the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    adopt or change in its Articles of Incorporation or bylaws (or equivalent documents);
(b)    issue, sell, pledge, transfer, dispose of or subject to any Lien any of the Stock;
(c)    surrender, terminate, withdraw, cancel, transfer of modify any License held by the Company or any of its Subsidiaries;
(d)    merge or consolidate with any other Person or acquire a material amount of assets of any other Person (except for acquisitions of materials and supplies in the Ordinary Course);
(e)    enter into or materially modify any employment, severance, termination or similar agreement or arrangement with, or grant any bonuses to, or otherwise materially increase the base compensation of any executive officer or employee (provided, however, the Company and its Subsidiaries may hire employees in the Ordinary Course with an annual base salary less than $150,000);

Exhibit 2

(f)    announce, implement or effect any reduction in labor force or lay-off;
(g)    hire, elect or appoint any officer or management-level employee;
(h)    terminate the employment, change the title, office or position, or materially reduce the responsibilities of any officer or management-level employee;
(i)    adopt, amend or terminate any Company Benefit Plan;
(j)    enter into, modify or terminate any Material Contract, except in the Ordinary Course;
(k)    initiate, compromise or settle any material claim, litigation or action, whether now pending or hereafter made or brought;
(l)    declare, enter into, set aside, issue or pay (i) any dividend or any distribution (in cash or in kind) to any shareholder of the Company or such Subsidiary, except for dividends and distributions by a Subsidiary of the Company to another Subsidiary of the Company or to the Company and other than dividends or distributions made in the Ordinary Course, pursuant to the existing bylaws, operating agreement, limited liability company agreement or similar organizational document of the Company or any of its Subsidiaries, (ii) any direct or indirect redemption, purchase or other acquisition of any of the units or other securities of the Company or such Subsidiary, or (iii) any subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by the Company or such Subsidiary of any securities of the Company or such Subsidiary, including, but not limited to, securities which are convertible into or exchangeable for equity of the Company or such Subsidiary;
(m)    sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any material amount of its assets other than (i) in the Ordinary Course or (ii) sales of assets with a sale price (including any related assumed Indebtedness) that does not exceed $200,000;
(n)    create, incur, increase, assume, or guarantee any Indebtedness or cause or permit the issuance, extension (or other modification) or termination of any letters of credit, other than an amount up to $200,000;
(o)    incur or suffer any additional Liens; or
(p)    agree or commit to do any of the foregoing.
Section 6.4    Inspection and Access to Information
.
(a)    Subject to the Confidentiality Agreement, to compliance with applicable Law and to Section 6.11, during the period commencing on the date hereof and ending on the Closing Date or the earlier termination of this Agreement, the Company will, and will instruct its Representatives to, upon reasonable advance notice from the Purchaser, provide the Purchaser and its Representatives reasonable access, during normal business hours, without interfering in any material respect with the operation of the business of the Company and its Subsidiaries, to its premises, assets, appropriate employees (including executive officers), properties, Contracts, commitments, Books and Records and other information (including Tax Returns filed and those in preparation) and will furnish to the Purchaser and its Representatives any and all available financial and operating data and other information pertaining to the Company or any of its Subsidiaries, in each case, as the Purchaser and its Representatives may reasonably request; provided, however, that the Company, its Subsidiaries and their Representatives shall not be required to provide any information that (i) it may not provide to the Purchaser by reason of contractual or legal restrictions, including applicable Laws, (ii) is competitively sensitive information or (iii) is protected by attorney-client or other legal privilege; provided, further, that such investigation shall be conducted in accordance with all applicable Antitrust Laws and shall

Exhibit 2

be at the Purchaser’s sole cost and expense; and provided, further, that the Purchaser and its Representatives shall not be permitted to perform any environmental sampling at any Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions, without the prior written consent of the Company and, in the case of Leased Real Property, without the prior written consent of the applicable landlord. In addition, the Company may designate any competitively sensitive information provided to the Purchaser under this Agreement as being for “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser or its Representatives (other than such outside counsel).
(b)    All information provided or obtained in connection with the transactions contemplated hereby will be held by the Purchaser in accordance with the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.
Section 6.5    Notices to Certain Events; Supplemental Disclosure
.
(a)    The Company shall promptly notify the Purchaser of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement.
(b)    The Company may from time to time prior to the Closing Date (but in any event no later than three (3) Business Days prior to the Closing), by notice given to the Purchaser in accordance with this Agreement, supplement or amend the Company Disclosure Schedule with respect to any matter arising after the execution hereof and prior to the Closing, including one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation or warranty to be made as of the Closing Date. Notwithstanding any other provision of this Agreement, each supplement or amendment of the Company Disclosure Schedule shall not be deemed to amend this Agreement and the Company Disclosure Schedule for purposes of determining whether the condition set forth in Section 7.2(a) has been satisfied, and the Purchaser shall not be denied indemnification for breaches of such representations and warranties that were not disclosed as of the date of this Agreement.
Section 6.6    Third Party Notices and Consents
. The Company shall, prior to the Closing, use commercially reasonable efforts to obtain (or give, as applicable) all notices, consents, approvals or waivers listed in Schedule 6.6 of the Company Disclosure Schedule. The cost of obtaining such consents, approvals or waivers shall be incurred by the Company and shall be a Transaction Expense; provided that neither the Company, any of its Subsidiaries, the Seller nor the Purchaser shall be required to make any payments to obtain any such consents, approvals or waivers, commence litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any liability therefor.
Section 6.7    Public Announcements
. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Seller and the Purchaser and issued within four (4) days of the signing of this Agreement. Thereafter, each of the Seller, the Purchaser and the Company agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party, the Purchaser Parent, or the Seller Parent without the prior written consent of the Seller and the Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the Party, the Purchaser Parent or the Seller Parent required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Exhibit 2

Section 6.8    Company Benefit Plans
.
(a)    With respect to employees of the Company and its Subsidiaries who continues to be employed by the Purchaser (the “Continuing Employees”) (and their dependents and beneficiaries where appropriate), (a) the Purchaser shall provide coverage that is comparable, in the aggregate, to the Company Benefit Plans identified in Schedule 3.17 of the Company Disclosure Schedule (excluding any current equity incentive plan and employee stock purchase plan and provided that the Purchaser will establish a 401(k) plan for the Continuing Employees within 90 days following the Closing) through the date that is one (1) year after the Closing, and (b) the Purchaser shall as of the Closing (i) recognize such employees’ employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for participation, vesting, eligibility and benefit accrual purposes (other than for accruals under any defined benefit pension plan) under any Employee Benefit Plan that the Purchaser may provide to such employees, (ii) use commercially reasonable efforts to not require such employees, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under the Purchaser’s plans to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to not apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of the Purchaser’s plans to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans, and (iv) honor in full all vacation accrued in accordance with the Company policy that is not taken for the calendar year in which the Closing occurs, in each case to the extent the Company provides the Purchaser with sufficient information as requested by Purchaser to so credit such employees, and to the extent the Purchaser’s services providers for the Company Benefit Plans are able to so credit such employees. Nothing contained in this Agreement shall constitute or be deemed an amendment to any Employee Benefit Plan or any other compensation or benefit plan, program or arrangement.
(b)    At the election of the Purchaser, the Company will direct the trustee of each Company Benefit Plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Seller 401(k) Plan”) to (i) transfer to the trustee of the Purchaser’s plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code assets equal in value to the account balances of participating Continuing Employees under the Seller 401(k) Plan, (ii) otherwise facilitate the withdrawal of Continuing Employees from the Seller 401(k) Plan and transfer of such Continuing Employees’ account balances to the Purchaser’s plan or as otherwise directed by such Continuing Employees and (iii) authorize Company officers to create a new 401(k) plan. Such account balances shall be valued as of the date of such withdrawal.
(c)    At the Closing, all outstanding unvested performance shares and performance units under an ALLETE Executive Long-Term Incentive Compensation Plan issued pursuant to the USW 2016, 2017 or 2018 long-term incentive compensation plan shall vest on a pro-rata basis as of the Closing and all outstanding unvested RSUs under an ALLETE executive long term incentive plan shall vest in full, and in each case be settled in ALLETE, Inc. stock by the Seller pursuant to the terms of such plans and as detailed on Schedule 6.8(c) of the Company Disclosure Schedule (the “Vested Equity Awards”).
Section 6.9    Directors’ and Officers’ Indemnification
.
(a)    From and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company or any of its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries

Exhibit 2

at any time on or prior to the Closing Date. The Purchaser agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the respective articles of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such indemnitees. In addition, the Purchaser shall pay any expenses of any such indemnitee under this Section 6.9, as incurred to the fullest extent permitted under applicable Law.
(b)    The Purchaser agrees that the certificate of incorporation of the Company following Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Company’s and its Subsidiaries current Certificate of Incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by applicable Law.
(c)    The Parties agree that the Seller (or a third party at the direction of the Purchaser), at the Purchaser’s expense (as a Transaction Expense), will pay at the Closing an amount sufficient to enable the Company to purchase “tail” coverage for a period of six (6) years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date. The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium.”
(d)    In the event the Purchaser or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall use commercially reasonable efforts to ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, the Company or their respective Subsidiaries (as applicable) assume the obligations set forth in this Section 6.9.
(e)    This Section 6.9, which shall survive the Closing and is intended to benefit any Person or entity referenced in this Section 6.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement). The obligations of the Purchaser under this Section 6.9 shall not be terminated or modified in such a manner as to materially and adversely affect any indemnitee to whom this Section 6.9 applies without the express prior written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.9 applies shall be intended third party beneficiaries of this Section 6.9).
Section 6.10    Tax Matters
.
(a)    Tax Returns.
(i)    Consolidated Tax Returns
. The Seller will cause the Company and its Subsidiaries to be included in, and shall file or cause to be filed (A) the United States consolidated federal income Tax Returns of the Company Affiliated Group for the taxable periods of the Company and its Subsidiaries ending on or prior to the Closing Date, and (B) where applicable, all other consolidated, combined or unitary Tax Returns of the Company Affiliated Group for the taxable periods ending on or prior to the Closing Date, and shall pay any and all Taxes due with respect to any such Tax Returns.

Exhibit 2

(ii)    Purchaser Prepared Tax Returns
. The Purchaser will prepare or cause to be prepared all Tax Returns other than those that are the responsibility of the Seller pursuant to Section 6.10(a) with respect to a Pre-Closing Tax Period or Straddle Period (collectively, the “Purchaser Prepared Tax Returns”). Such Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 6.10(a) (in each case except as otherwise required by applicable Law). At least thirty (30) days prior to the due date (including extensions) of any Purchaser Prepared Tax Return that is an income Tax Return and fifteen (15) days prior to the due date (including extensions) of all other Purchaser Prepared Tax Returns that show a Seller Indemnified Tax, the Purchaser shall provide a draft of such Tax Return and such work papers as the Seller shall reasonably request to the Seller for the Seller’s review and comment, and the Seller shall provide any comments within ten (10) days of their receipt of such documents. The Purchaser shall cause the Company or its Subsidiaries to incorporate any comments reasonably made by the Seller in the Tax Return actually filed; provided, however, that if the Purchaser disagrees with Seller with respect to any such comments, the Purchaser will notify the Seller of such disputed item (or items) and the specific basis for its objection (a “Tax Dispute Notice”) within ten (10) days of their receipt of such comments to the Tax Return. The Parties will act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. For any Tax Return for which a Tax Dispute Notice has been delivered, if the Parties cannot resolve any disputed item prior to ten (10) days before the due date for filing the Tax Return (including extensions), the disputed item (or items) will be resolved by the Arbitrator in the manner (including sharing of costs) set forth in Section 2.6(c).
(iii)    The Purchaser shall not, and shall not allow the Company or its Subsidiaries to, voluntarily initiate any other Seller Tax Matter without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned), in each case to the extent such action would increase the Seller’s indemnification obligations under this Agreement and the Overall Cap has not been reached; provided that the Seller and the Purchaser shall reasonably cooperate with respect to the filing of all Foreign Bank and Financial Accounts Reports (FBAR) with respect to all Pre-Closing Tax Periods and Straddle Periods. The Seller shall elect under Treasury Regulations Sections 1.1502- 36(d)(6) not to reduce any of the Company’s tax attributes with respect to the transactions contemplated hereby.
(iv)    The Seller and the Purchaser agree, to the extent in accordance with applicable Law, with respect to certain Tax matters as follows: (A) to treat (and have the Company and its Subsidiaries treat) any Transaction Tax Deductions paid or accrued on or prior to the Closing Date as being deductible for U.S. federal income tax purposes in a Pre-Closing Tax Period; (B) to treat (and have the Company and its Subsidiaries treat) any gains, income, deductions, losses or other items realized by the Company or its Subsidiaries on the Closing resulting from any Purchaser Closing Date Transaction as occurring on the day after the Closing Date for U.S. federal income tax purposes; (C) that the taxable year of the corporate Subsidiaries for income Tax purposes will end at the end of the day on the Closing Date in accordance with Treasury Regulations Sections 1.1502-76(b)(1)(ii)(A)(1) and -76(b)(2)(i); and (D) to not make an election under Section 336(e), Section 338(h)(10) or Section 338(g) of the Code with respect to the Company or its Subsidiaries with respect to the transactions contemplated hereby. Unless otherwise required by a determination of a Governmental Entity that is final or required by applicable Law, neither the Purchaser, the Company nor its Subsidiaries shall file a Tax Return that is inconsistent with any agreement pursuant to this Section 6.10(a)(iv), and neither the Purchaser, the Company nor its Subsidiaries shall take any position during the course of any Tax Contest or any other Tax audit or Tax Proceeding that is inconsistent with any agreement pursuant to this Section 6.10(a)(iv).
(b)    Straddle Period

Exhibit 2

. For any taxable period of the Company or the Subsidiaries that includes but does not end on the Closing Date (a “Straddle Period”), the Seller and the Purchaser agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes (not based on income, profit, receipts, or gains) imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), including Taxes income with respect to “subpart F income” (as defined in Section 952(a) of the Code) and “global intangible low-taxed income” (as defined in Section 951A of the Code), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and its Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), (1) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; and (2) Transaction Tax Deductions accrued or paid during the Straddle Period shall be allocated in accordance with Section 6.10(a)(iv); and (3) items of income and gain from any Purchaser Closing Date Transaction shall be allocated in accordance with Section 6.10(a)(iv).
(c)    Cooperation
. The Purchaser, the Company and the Seller shall (and shall cause their respective Affiliates to) reasonably cooperate in: (i) assisting in the preparation and timely filing of any Tax Return of the Company or its Subsidiaries; (ii) assisting in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company or its Subsidiaries (whether or not a Tax Contest); (iii) making available any information, records or other documents relating to any Taxes or Tax Returns of the Company or its Subsidiaries (including copies of Tax Returns and related work papers); and (iv) providing certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d)    Transfer Tax
. All federal, state, local, foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the equity interests in the Company or any other transaction contemplated by this Agreement (other than a Seller Closing Date transaction) and all related interest and penalties (collectively, “Transfer Taxes”) shall be equally borne by the Purchaser and the Seller.
(e)    Tax Contest.
(i)    If any Governmental Entity issues to the Company or its Subsidiaries (A) a notice of its intent to audit or conduct another Proceeding with respect to Taxes or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (B) a notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, the Purchaser shall notify the Seller of its receipt of such communication from the Governmental Entity within five (5) days of receipt.
(ii)    The Purchaser shall control any audit or other Proceeding in respect of any Taxes or Tax Returns of the Company or a its Subsidiaries (a “Tax Contest”); provided, however, so long as the Overall Cap has not been reached (A) the Seller, at its sole cost and expense, may elect pursuant to Section 6.10(e)(iii) to control any Tax Contest to the extent it relates to a Taxes or Tax Returns of the Company or its Subsidiaries for a taxable period ending on or prior to the Closing Date; (B) the Seller, at its sole cost and expense, shall have the right to participate in any Tax Contest to the extent

Exhibit 2

it relates to Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; and (C) the Purchaser shall not, and shall not allow the Company or its Subsidiaries, to settle, resolve or abandon a Tax Contest (whether or not the Seller controls or participates in such Tax Contest) for a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned).
(iii)    If the Seller elects to control a Tax Contest for a taxable period ending on or prior to the Closing Date, (A) the Seller shall notify the Purchaser of such intent within ten (10) days of receiving notice of the Tax Contest; (B) the Purchaser shall promptly complete and execute, and promptly cause the Company or its Subsidiaries to complete and execute, any powers of attorney or other documents that are necessary (or that Seller reasonably requests) to allow the Seller to control such Tax Contest; (C) prior to the Seller taking control, the Purchaser shall control, or cause the Company or applicable Subsidiary to control such Tax Contest in good faith and after the Seller takes control, the Seller shall control, such Tax Contest diligently and in good faith; and (D) while it controls a Tax Contest, the Seller shall (1) keep the Purchaser reasonably informed regarding the status of such Tax Contest; (2) allow the Purchaser, the Company or applicable Subsidiary, at the Purchaser’s sole cost and expense, to participate in such Tax Contest; and (3) not settle, resolve, or abandon any such Tax Contest without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned).
(iv)    If the Seller does not elect to control a Tax Contest for a taxable period ending on or prior to the Closing Date, it may elect to participate in the Tax Contest, in which case (A) the Seller shall notify the Purchaser of such intent; (B) the Purchaser shall control, or cause the Company or applicable Subsidiary to control, the Tax Contest in good faith and at the Seller’s sole cost and expense; (C) the Purchaser shall take (and shall cause the Company or the applicable Subsidiary of the Company to take) all actions reasonably required to ensure that the Seller has the right to participate in the Tax Contest; and (D) if reasonably requested by the Seller, the Purchaser shall settle (or cause the Company or applicable Subsidiary to settle) the Tax Contest on terms acceptable to the applicable Governmental Entity and the Seller (provided that the terms of such settlement (1) does not result in the Purchaser, the Company or any Subsidiary incurring any material Tax that the Seller not required to pay or indemnify under this Agreement and (2) shall be subject to the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned).
(f)    Tax Refunds
. All refunds of Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 6.10(b)) shall be the property of the Seller to the extent (i) such Taxes were paid before the Closing or indemnified by the Seller under this Agreement, (ii) such refunds were received by the Purchaser, the Company or its Subsidiaries while the Seller has an ongoing indemnification obligation with respect to such Taxes under this Agreement and the Overall Cap has not been reached, and (iii) such refund has not been taken into account in determining the Closing Date Net Working Capital or the Purchase Price. To the extent that the Purchaser, the Company or its Subsidiaries receives a refund that is the property of the Seller, the Purchaser shall pay the Seller the amount of such refund (and interest received from the Governmental Entity with respect to such refund, but net of any Taxes imposed or reasonable expenses incurred with respect to such refund). The amount due to the Seller shall be payable five (5) days after receipt of the refund from the applicable Governmental Entity. The Purchaser shall reasonably cooperate with the Seller, at the Seller’s written request, to timely claim any refunds in cash to the extent such refund will give rise to a payment under this Section 6.10(f) (provided that the Seller shall promptly reimburse all reasonable out of pocket expenses for third party services incurred by Purchaser in connection with such cooperation).
Section 6.11    Contact with Customers and Suppliers

Exhibit 2

. Until the Closing Date, the Purchaser shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries, concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the President of the Company, Robert J. Adams; provided, however, the Purchaser, its Affiliates and other Representatives shall be permitted to engage in such contact or communication without the prior written consent of the President of the Company to the extent it (a) relates to the Purchaser’s already existing business, including Fremont Industries, LLC or (b) for planning purposes from and after the date hereof and prior to the Closing (provided, that the Seller and the President of the Company are permitted to also engage in such contact or communication and the Parties discuss in good faith the contents of such contact or communication in advance); provided, further, that such contact or communication is not violative of any applicable Law, including Antitrust Laws.
Section 6.12    Litigation
. From and after the date hereof and through the Closing Date, the Company will notify the Purchaser in writing of any Proceedings (a) of the type required to be described in Schedule 3.13 of the Company Disclosure Schedule that are newly pending against the Company or any of its Subsidiaries, or (b) arising from, in connection with or incident to the transactions contemplated by this Agreement.
Section 6.13    Phytout Litigation
. Notwithstanding anything herein to the contrary:
(a)    Subject to Section 6.13(b), the Seller and the Purchaser agree, with respect to the Phytout Litigation, that the Seller shall bear all Phytout Costs incurred after the Closing Date, up to a maximum amount of Five Hundred Thousand Dollars ($500,000) (such amounts actually borne by Seller, the “Post-Closing Covered Costs”), including by reimbursing the Purchaser or its designee for any such Phytout Costs, which shall be promptly paid by the Seller to the Purchaser or its designee from time to time upon the Purchaser’s or its designee’s request.
(b)    If any settlement or judgment amount is paid to USW in connection with the Current Phytout Litigation (excluding that portion of a settlement or judgment which requires calculation of a future economic value, such as, but not limited to, royalties) (collectively “Phytout Past Damages”), such Phytout Past Damages shall to the extent available, be treated as follows and as set forth in Exhibit H (provided, that Exhibit H shall be for illustrative purposes only and in the event of any discrepancy between this Section 6.13(b) and Exhibit H, this Section 6.13(b) shall control):
(i)    the Company shall cause USW to pay such Phytout Past Damages to the Seller to reimburse the Seller for the Phytout Costs incurred by the Seller prior to the Closing Date that are 2015 Permitted Costs, up to a maximum amount of Two Million Four Hundred Ninety Thousand Dollars ($2,490,000) (such amounts actually borne by Seller, the “Pre-Closing Covered Costs”). “2015 Permitted Costs” shall mean Phytout Costs that would be deductible by Company, its Subsidiaries (as defined in the 2015 SPA) or Affiliates (as defined in the 2015 SPA), as the case may be, under the 2015 SPA and that certain Phytout Escrow Agreement entered into under the 2015 SPA, paid in connection with the Current Phytout Litigation.;
(ii)    if any amount of the Phytout Past Damages remains after giving effect to subsection (i), Company shall cause USW to pay such Phytout Past Damages to the Seller to reimburse Seller for the Post-Closing Covered Costs that are 2015 Permitted Costs incurred by Seller after the Closing Date as set forth in Section 6.13(a), up to a maximum amount of Five Hundred Thousand Dollars ($500,000);

Exhibit 2

(iii)    if any amount of the Phytout Past Damages remains after giving effect to subsections (i) and (ii), USW shall be entitled to receive an amount equal to the Phytout Costs paid by USW or its Affiliates after the Closing Date that are 2015 Permitted Costs;
(iv)    if any amount of the Phytout Past Damages remains after giving effect to subsections (i), (ii) and (iii), the Company shall cause USW to distribute such remaining amounts in accordance with that certain Agreement and Plan of Merger by and among Global Water Services, LLC, Global Water Services Holding Company, Inc., Global Water Services Holdings, Inc. and Excellere Capital Management, LLC dated January 23, 2015 (the “2015 SPA”) with any amounts of the Phytout Past Damages ultimately remaining being divided equally between Company and the Member Representative (as defined in the 2015 SPA); and
(v)    if any amount of the Phytout Past Damages remains in Company’s possession after giving effect to subsections (i), (ii), (iii) and (iv), and to the extent Seller is not reimbursed for Pre-Closing Covered Costs and Post-Closing Covered Costs because they are not 2015 Permitted Costs, Company shall cause USW to pay such Phytout Past Damages and/or any settlement or judgment amount paid to USW in connection with the Current Phytout Litigation (excluding that portion of a settlement or judgment which requires calculation of a future economic value, other than that for royalties, if awarded or made part of a settlement), if any, to reimburse the Seller for the remaining Pre-Closing Covered Costs and Post-Closing Covered Costs.
(c)    For the avoidance of doubt, any other economic right or benefit arising out of the Phytout Patents other than as set forth above shall belong to USW. The Seller shall, at its cost, reasonably support and cooperate with USW throughout the duration of the proceedings related to the Phytout Litigation, including by: (i) promptly providing to USW or the Purchaser, as applicable, information and materials requested by USW or the Purchaser and any other reasonable support requested by USW or the Purchaser; (ii) permitting USW and the Purchaser, at USW’s and the Purchaser’s discretion, to retain counsel used by USW or the Seller prior to Closing for the Phytout Litigation (including by, if necessary, waiving any actual or potential conflict of interest that may exist or arise by virtue of the Seller’s control of the Phytout Litigation, the Seller’s selection of counsel in connection with the Phytout Litigation, or otherwise); and (iii) disclosing at USW’s or the Purchaser’s request any communications, work product, or other documents, or information related to the Phytout Litigation, and cooperating with USW and the Purchaser to preserve and protect all attorney client privileges, attorney work product doctrine and any other professional privileges, rights or immunities with respect to such communications, work product, or other documents to the greatest extent available under applicable Law.
Section 6.14    Release
. By signing below, the Company acknowledges and agrees that, effective upon the Closing, neither the Seller nor any of its Affiliates shall have any liability or obligation to the Company or any of its Subsidiaries of any nature whatsoever for any matter that arises out of or relates to anything occurring prior to the Effective Time. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the foregoing shall not be construed as a release by the Purchaser of any rights or claims of any nature arising out of or relating to this Agreement or any of the Ancillary Agreements, or the transactions contemplated hereby and thereby.
Section 6.15    Redemption
. The Seller shall cause the Company to take all necessary action prior to the Closing to (a) redeem all of the issued and outstanding capital stock of the Company that is not owned by the Seller as of the date hereof, such that at the Closing the Seller shall own all of the issued and outstanding capital stock of the Company pursuant to filings, agreements or documents necessary to consummate the Redemption, which shall include releases of any and all claims by the previous owners of the capital stock of the Company (the “Redemption Documents”) and (b) pay all amounts owing in connection with such redemptions (collectively, the “Redemption”). The Seller shall obtain the Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed prior to filing, entering into

Exhibit 2

or otherwise finalizing any Redemption Document. The Seller shall keep the Purchaser reasonably informed from time to time or at the request of the Purchaser regarding any aspect of the Redemption.
Section 6.16    Intercompany Indebtedness
. Prior to the Closing, at the Seller’s sole cost and expense, the Seller shall, and shall cause the Company and its Subsidiaries to, repay in cash and otherwise discharge in full any and all Intercompany Indebtedness. The Seller shall thereby release the Company and its Subsidiaries from any claim which may result from, arise out of, relate to or be incurred by any such repayment, and shall solely bear and be responsible for all Taxes, fees, costs and expenses in connection with or attributable to such Intercompany Indebtedness and the repayment or discharge thereof.
Section 6.17    Transition Services
. From and after the date hereof and through the Closing Date, solely at the request of the Purchaser, the Parties shall in good faith negotiate regarding the Seller Parent providing or causing to be provided certain transition services. Any transition services, if provided, may include by way of example (a) certain services as currently provided to the Company and its Subsidiaries during the period that is six (6) months prior to the date hereof, (b) on pricing terms based on the Seller Parent’s out-of-pocket cost, (c) for a period that is no less than twelve (12) months after the Closing Date.
Section 6.18    Insurance
. Where any occurrence-based insurance policy of the Seller or its Subsidiaries (other than the Company or its Subsidiaries) in effect prior to the Closing (each, a “Designated Insurance Policy”) provides coverage for any liabilities of the Company or any of its Subsidiaries arising out of claims made after the Closing with respect to an injury, event and/or occurrence prior to the Closing (collectively, “Covered Claims”), to the extent permitted under such Designated Insurance Policy, the Seller shall submit a Covered Claim under such Designated Insurance Policy at the request of Purchaser and its Subsidiaries, shall have the option to control the prosecution and defense of such Covered Claim or assign such rights to Purchaser, and may assign to Purchaser any insurance proceeds with respect thereto, subject to the other provisions of Article 9 of this Agreement and of this Section 6.18. After the Closing, the Seller and its Subsidiaries shall administer the Designated Insurance Policies in their sole discretion; provided, that the Seller shall not and shall cause its Subsidiaries not to, in connection with such administration, knowingly limit, inhibit or preclude the right of the Purchaser and its Subsidiaries to insurance coverage thereunder in accordance with this Section 6.18, in each case, with respect to Covered Claims, in a manner disproportionately adverse to the Purchaser and its Subsidiaries relative to the Seller and its Subsidiaries. The Purchaser shall promptly notify the Seller of any Covered Claims, and the Seller agrees to reasonably cooperate with the Purchaser and its Subsidiaries concerning the pursuit by the Purchaser and its Subsidiaries for coverage of any such Covered Claims under any applicable Designated Insurance Policy, in each case, at the expense of the Purchaser (to the extent such expenses are not covered by the applicable Designated Insurance Policies). The Purchaser shall be responsible for complying with terms of the applicable Designated Insurance Policies in respect of such Covered Claims, including if the applicable Designated Insurance Policy requires any payments to be made in connection therewith (including satisfying any applicable deductible or self-insured retention under the Designated Insurance Policies in respect of such Covered Claims), and the Purchaser shall make or cause to be made any such required payments. Any amounts received by the Seller or its Subsidiaries under a Designated Insurance Policy, to the extent that those amounts relate to Covered Claims submitted by the Purchaser or its Subsidiaries, shall be paid (net of any costs of recovery incurred by the Seller Parent, Seller or its Subsidiaries) promptly to Purchaser, subject to Article 9 of this Agreement and the last sentence of this Section 6.18. In the event that Covered Claims submitted by the Purchaser or its Subsidiaries relate to the same occurrence for which the Seller or its Subsidiaries are seeking coverage under a Designated Insurance Policy, (a) the Seller and the Purchaser shall bear any expenses and/or make any required payments in connection therewith in proportion to the amounts of their respective claims (to the extent such expenses are not covered by such Designated Insurance Policy) and (b) in the event that policy limits under such Designated Insurance Policy are exhausted by the payment of any amounts due in respect of such occurrence, such amounts shall be paid to the respective parties proportionately to the amount due to each such party or its Subsidiaries.

Exhibit 2

Section 6.19    Title Policy
. Prior to the Closing, the Company shall obtain an unconditional commitment covering the Owned Real Property from the Title Company, subject only to the payment of the premiums of such policies, to issue the updated or new title policy for the Owned Real Property, showing fee title to the Company, vested in the Real Property, upon the Closing Date and subject only to the Permitted Liens, and including among other things, a non-imputation endorsement.
Section 6.20    Litigation Support
. From and after the Closing, the Seller shall and shall cause its Representatives and employees to, reasonably support and cooperate with USW and the Purchaser, at their cost, throughout the duration of any proceeding relating to USW, arising at any time prior to the Closing through the date that is three (3) years after the Closing Date (which shall include those proceedings set forth on Schedule 3.13 of the Company Disclosure Schedule) including by: (a) promptly providing to USW or the Purchaser, as applicable, reasonable support requested by USW or the Purchaser (including by way of example preparing for and providing testimony at depositions or hearings) and (b) disclosing at USW’s or the Purchaser’s request any communication, work product or other document, or information related to any applicable proceeding, and cooperating with USW and the Purchaser to preserve and protect all attorney-client privileges, attorney work product doctrine and any other professional privileges, rights or immunities with respect to such communication, work product or other document to the greatest extent available under applicable Law.
Section 6.21    St. Michael Property
. Prior to the Closing, each of the Purchaser and the Seller agrees to hold or otherwise facilitate good faith discussions between Purchaser and SAB Properties, LLC, the owner of the property located at 122270 43rd Street, St. Michael, Minnesota (the “St. Michael Property”), which is currently being leased by USW, regarding an option of USW to acquire the St. Michael Property, including whether a prior exercise of such option remains in effect and whether USW still intends to acquire the St. Michael Property. To this end, the Seller agrees to assist with such discussions to the extent reasonably requested by the Purchaser.
Article 7
CONDITIONS TO CLOSING; CLOSING
Section 7.1    Conditions to Obligations of Each Party
. The respective obligations of the Purchaser, the Seller and the Company to consummate the Closing are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the joint agreement of the Purchaser, the Seller and the Company, in whole or in part, to the extent permitted by applicable Law:
(a)    No provision of any applicable Law and no order (including any injunction, restraint, or enjoining) shall prohibit or otherwise constrain the consummation of the Closing as contemplated by this Agreement.
(b)    The applicable waiting periods, if any, under the HSR Act, shall have expired (including any additional waiting period required as a consequence of any supplemental request by a Governmental Entity) or the Parties shall have received notice of early termination thereunder and there shall not be in effect any voluntary agreement between the Purchaser or the Seller and the FTC or the Department of Justice pursuant to which the Purchaser or the Seller has agreed not to consummate the transactions contemplated hereby for any period of time (“HSR Approval”).
Section 7.2    Conditions to Obligations of the Purchaser

Exhibit 2

. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following further conditions, any or all of which may be waived by the Purchaser, in whole or in part, to the extent permitted by applicable Law:
(a)    Representations and Warranties
. Each of the representations and warranties of the Company and the Seller contained in this Agreement and in any certificate or other writing delivered by the Company or the Seller pursuant hereto that is qualified as to materiality, Material Adverse Effect, or words of similar import shall be true and correct in all respects as so qualified, and those not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).
(b)    Covenants and Agreements
. The Company and the Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied by it prior to or on the Closing Date, or such earlier date as required by a covenant under this Agreement.
(c)    Officer’s Certificate
. Each of the Company and the Seller shall have delivered to the Purchaser a certificate, signed by an officer of such Party and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2(a), and 7.2(b).
(d)    Redemption
. The Redemption has been consummated in all respects, in accordance with Section 6.15.
(e)    Repayment of Intercompany Indebtedness
. The repayment of Intercompany Indebtedness has been consummated in all respects, in accordance with Section 6.16.
Section 7.3    Conditions to Obligation of the Company and the Seller
. The obligation of the Company and the Seller to consummate the Closing is subject to the satisfaction of the following further conditions, any or all of which may be waived by the Seller and the Company, in whole or in part, to the extent permitted by applicable Law:
(a)    Representations and Warranties
. Each of the representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto that is qualified as to materiality, Material Adverse Effect, or words of similar import shall be true and correct in all respects as so qualified, and those not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).
(b)    Covenants and Agreements
. The Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied by it prior to or on the Closing Date.

Exhibit 2

(c)    Officer’s Certificate
. The Purchaser shall have delivered to the Company a certificate, signed by an officer of the Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).
Section 7.4    Closing
. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Ballard Spahr LLP located at 80 South 8th Street, Suite 2000, Minneapolis, MN 55402 on the date which is five (5) Business Days after the date on which all the conditions set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied or, to the extent permitted by applicable Laws, waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as the Purchaser, the Seller and the Company may mutually agree (such date, the “Closing Date”) or (b) at such other place or on such other date as the Seller and the Purchaser may mutually agree in writing. The Closing shall be deemed to be effective, and the Closing Payment shall be deemed to have been received by the Seller, as of 12:00:01 a.m., Central Time, on the Closing Date (the “Effective Time”), and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at such time.
Section 7.5    Company and Seller Closing Deliveries
. At the Closing, the Company and the Seller shall deliver to the Purchaser, the following (duly executed, as applicable):
(a)    a good standing certificate with respect to each of the Seller and the Company, in each case from their respective states of organization and dated as of a date no more than ten (10) days prior to the Closing Date;
(b)    certificates of the Company and the Seller to the effect that each of the conditions specified in Sections 7.1 and 7.2 have been satisfied in all respects (or waived in accordance with this Agreement);
(c)    stock powers representing the transfer of Stock of the Company from the Seller to the Purchaser, substantially in the form attached to this Agreement as Exhibit B (the “Stock Powers”);
(d)    a counterpart from the Seller Parent to the Restrictive Covenant Agreement;
(e)    evidence, in form and substance reasonably satisfactory to the Purchaser, that the Company has completed the Redemption contemplated by Section 6.15 of this Agreement;
(f)    evidence, in form and substance reasonably satisfactory to the Purchaser, that the Company has completed the repayment of Intercompany Indebtedness contemplated by Section 6.16 of this Agreement;
(g)    written resignations, effective as of the Closing, of certain officers and directors of the Company and its Subsidiaries, as requested by the Purchaser at least five (5) Business Days prior to the Closing;
(h)    a certificate dated as of the Closing Date certifying as to the non-foreign status of the Seller and substantially in the form provided for in Treasury Regulations § 1.445-2(b)(2);
(i)    estoppel certificates dated within fifteen (15) Business Days prior to Closing from landowners that are parties to the Real Property Agreements set forth on Schedule 3.6(a)(ii) of the Company Disclosure Schedule, substantially in the form attached to this Agreement as Exhibit E (the “Estoppel Certificates”);
(j)    an owner’s affidavit, substantially in the form attached to this Agreement as Exhibit F (the “Owner’s Affidavit”);

Exhibit 2

(k)    a non-imputation affidavit and indemnification from the Seller, substantially in the form attached to this Agreement as Exhibit G (the “Non-Imputation Affidavit and Indemnification”); and
(l)    consent with respect to the Real Property Agreements identified on Schedule 3.6(a)(ii) of the Company Disclosure Schedule as Real Property Agreements for which the Purchaser requires consent, which request consent, if possible, may be included in the estoppel certificates for such Real Property Agreements delivered pursuant to Section 7.5(i).
Section 7.6    Purchaser Closing Deliveries
. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller (or, in the case of Section 7.6(d), on the Seller’s behalf) the following (duly executed, as applicable):
(a)    a good standing certificate with respect to the Purchaser, from its state of incorporation and dated as of a date no more than ten (10) days prior to the Closing Date;
(b)    a certificate of the Purchaser to the effect that each of the conditions specified in Sections 7.1 and 7.3 have been satisfied in all respects (or waived in accordance with this Agreement);
(c)    the Closing Payment pursuant to Section 2.4;
(d)    the (i) Closing Date Indebtedness and (ii) unpaid Transaction Expenses, in each case pursuant to Section 2.5; and
(e)    a counterpart from the Purchaser to the Restrictive Covenant Agreement.
Article 8
TERMINATION
Section 8.1    Grounds for Termination
. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of the Seller and the Purchaser;
(b)    by either (i) the Seller or (ii) the Purchaser, any of whom may act, if the Closing shall not have been consummated on or before March 15, 2019 (the “Termination Date”); provided, however that if all conditions to the Closing have been satisfied other than the HSR Approval, then the Termination Date shall be extended until May 15, 2019. The right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement is the cause of such delay;
(c)    by either (i) the Company or the Seller or (ii) the Purchaser, any of whom may act, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement is the proximate cause for the issuance of any such order, decree, or judgment;
(d)    by the Company or the Seller, provided that the Company or the Seller is not then in breach of any of their respective obligations hereunder, if either (i) the Purchaser fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within fifteen (15) days after the Company or the Seller delivers written notice thereof, or (ii) any other condition in Section 7.1 or Section 7.3

Exhibit 2

has not been satisfied, or otherwise properly waived, and is not capable of being satisfied prior to the Termination Date; or
(e)    by the Purchaser, provided that the Purchaser is not then in breach of any of its obligations hereunder, if either (i) the Company or the Seller fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within thirty (30) days after the Purchaser delivers written notice thereof, or (ii) any condition in Section 7.1 or Section 7.2 has not been satisfied, or otherwise properly waived, and is not capable of being satisfied prior to the Termination Date.
Section 8.2    Notice of Termination
. The Party desiring to terminate this Agreement pursuant to this Article 8 shall give written notice of such termination to the other Parties.
Section 8.3    Effect of Termination
. If this Agreement is terminated pursuant to this Article 8, this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of the Parties hereunder shall be terminated without further liability of any Party to any other Party; provided, however, that (a) the provisions of the Confidentiality Agreement, Section 6.7 (Public Announcements), Section 8.3 (Effect of Termination) and Article 10 (Miscellaneous Provisions), and the rights and obligations of the Parties thereunder, shall survive any such termination and remain in full force and effect; and (b) nothing herein shall relieve any Party from liability for any Fraud or intentional breach of any covenant contained in this Agreement.
Article 9
INDEMNIFICATION
Section 9.1    Indemnification of the Purchaser Indemnitees
.
(a)    From and after the Closing and subject to the limitations set forth in this Article 9, the Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Company and its Subsidiaries) and their respective officers, directors, managers, employees, successors and permitted assigns (the “Purchaser Indemnitees”) from and against any and all Damages which may result from, arise out of, relate to or be incurred by any Purchaser Indemnitee by reason of:
(i)    any breach of any warranty or any inaccuracy or falsity of any representation of the Company or the Seller contained in Article 3 or Article 4 of this Agreement (“Warranty Breaches”);
(ii)    any breach of, or any failure to perform any covenant or agreement of the Company or the Seller contained in this Agreement;
(iii)    any Transaction Expenses or Closing Date Indebtedness of the Company or its Subsidiaries, to the extent (A) not paid prior to or in connection with the Closing or (B) taken into account as a current liability in the Closing Date Net Working Capital pursuant to Section 2.6 of this Agreement;
(iv)    any Seller Indemnified Taxes; or
(v)    any matter set forth on Schedule 2.0.
(b)    Damage Limitations for Representations and Warranties

Exhibit 2

. Notwithstanding anything to the contrary in this Article 9, the Damages that may be asserted against the Seller for Warranty Breaches under Section 9.1(a)(i) shall be limited by the following:
(i)    De Minimis Threshold
. With respect to an individual claim, the amount of Damages incurred or suffered which the Purchaser Indemnitees would otherwise be entitled to indemnification for Warranty Breaches under Section 9.1(a)(i) must exceed $25,000 (the “De Minimis Threshold”) and then, in such case, the entire amount of such Damages count toward the Deductible and the Cap (as defined below) (provided, that such Damages shall be aggregated for purposes of the De Minimis Threshold if they arise out of the same matter, fact, circumstance or event);
(ii)    Deductible
. The aggregate amount of all such Damages incurred or suffered which the Purchaser Indemnitees would otherwise be entitled to indemnification for Warranty Breaches under Section 9.1(a)(i) (excluding claims less than the De Minimis Threshold) must exceed (A) during the period from the Closing Date until the dropdown of the retention under the R&W Policy pursuant to Section 7 of the Declarations thereof, as applicable, $1,350,000 and (B) for the period thereafter until the eighteen (18)-month anniversary of the Closing Date, $675,000 (the “Deductible”), at which time the Seller shall only be liable for all Damages which exceed the Deductible, up to a maximum aggregate amount of Damages equal to the Cap (as defined below);
(iii)    CAP
. UNDER NO CIRCUMSTANCES WILL THE SELLER BE LIABLE FOR CLAIMS MADE FOR WARRANTY BREACHES UNDER SECTION 9.1(a)(i) THAT EXCEED, IN THE AGGREGATE, THE AMOUNT OF THE DEDUCTIBLE (i.e., during the period from the Closing Date until the dropdown of the retention under the R&W Policy, $1,350,000, and for the period thereafter until the eighteen (18)-month anniversary of the Closing Date, $675,000) (THE “CAP”); and
(iv)    Applicability of Limitations
. Notwithstanding the foregoing limitations in this Section 9.1(b), none of the De Minimis Threshold, the Deductible or the Cap shall apply with respect to any claim for indemnification based on (A) any breach of a Fundamental Representation or (B) Fraud by the Seller or the Company.
(c)    Other Caps.
(i)    Overall Cap. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the Seller’s maximum aggregate liability for breaches of Sections 3.5(c), 3.5(d), 3.5(e), 3.5(f) or the last sentence of Section 3.13 under Section 9.1(a)(i) and all indemnification obligations pursuant to Section 9.1(a)(v) of this Agreement shall not under any circumstances exceed a maximum aggregate amount of $50,000,000 (the “Overall Cap”).
(ii)    Purchase Price Cap, Etc. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the Seller’s maximum aggregate liability for all indemnification obligations under this Agreement shall not under any circumstances exceed the Purchase Price (the “Purchase Price Cap”); provided, however, that such limitation shall not apply to Fraud by the Seller or the Company or claims under Section 9.1(a)(iii), which shall not be capped.
(d)    No Duplication

Exhibit 2

. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. In this regard, there shall be no duplication of recovery under this Article 9.
(e)    Effect of Downward Adjustment Amount on Indemnification Claims
. If the Purchase Price is adjusted downward as a result of a Downward Adjustment Amount pursuant to Section 2.6 of this Agreement, the Purchaser Indemnitees shall not also be entitled to indemnification for any loss to the extent such loss was taken into account in the Downward Adjustment Amount. The Purchaser Indemnitees shall not be entitled to indemnification under this Article 9 for any claim to the extent such claim relates to an item included in the Final Closing Date Net Working Capital or the Final Closing Cash.
(f)    Computation of Damages
. Damages shall be determined net of any insurance benefits, amounts received from a third party or Tax Benefits realized in the year the Damages were incurred, which are actually realized by the Purchaser Indemnitees, to the extent related to the Damages. If the Purchaser, the Company, the Subsidiaries and/or any of their respective Affiliates realizes a Tax Benefit within in the taxable year in which the applicable Damages are incurred and the immediately following taxable year and such Tax Benefit was not included in the computation of Damages, the Purchaser shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, if the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Entity) pay such amount to the Seller.
(g)    Effect of Later Insurance Payment for Claim
. If an indemnification payment is received by the Purchaser Indemnitees, and the Purchaser Indemnitees later receive insurance proceeds or any other third-party payment in respect of the related Damages (as provided in the immediately preceding subsection), the Purchaser Indemnitees shall promptly pay to the Seller or its designee an amount equal to the lesser of (y) the actual amount of such insurance proceeds or other third party payment received, or (z) the actual amount of the indemnification payment previously paid by the Seller with respect to such Damages.
(h)    Order of Claims
.
(i)    To the extent the Purchaser Indemnitees are entitled to indemnification for Warranty Breaches pursuant to Section 9.1(a)(i) (other than with respect to Fundamental Representations), then, subject to the De Minimis Threshold and the Deductible, the Purchaser Indemnitees will seek payment for such Damages (A)  first from the Seller until the retention under the R&W Policy has been reached with respect to all Damages for such Warranty Damages (but, for the avoidance of doubt, subject to the Cap), (B) second, if the retention under the R&W Policy is exceeded and the claim is covered by the R&W Policy, then by collecting insurance proceeds from the R&W Policy and (C) third, solely with respect to any claim for indemnification made for any breach of Sections 3.5(c), 3.5(d), 3.5(e), 3.5(f) or the last sentence of Section 3.13, if the claim is not covered by the R&W Policy or if the R&W Policy limitation is exceeded, then by collecting from the Seller, until the Overall Cap is reached.
(ii)    To the extent the Purchaser Indemnitees are entitled to indemnification pursuant to (x) Section 9.1(a)(i) for breaches of a Fundamental Representation, or (y) Section 9.1(a)(iv) or Section 9.1(a)(v), the Purchaser Indemnitees will seek payment for such Damages (A) first from the Seller until the retention under the R&W Policy has been reached with respect to all Damages under this Agreement, (B) second, if the retention under the R&W Policy is exceeded and the claim is covered by the R&W Policy, then by collecting insurance proceeds from the R&W Policy, (C) third, if the claim is not covered by the R&W Policy or if the R&W Policy limitation is exceeded, then by collecting

Exhibit 2

from the Seller, in each case until the Purchase Price Cap is reached (except in the case of a claim under Section 9.1(a)(v), Damages shall be subject to the Overall Cap).
(iii)    To the extent the Purchaser Indemnitees are entitled to indemnification pursuant to Section 9.1(a)(ii), the Purchaser Indemnitees will seek payment for such Damages from the Seller until the Purchase Price Cap is reached.
(iv)    To the extent the Purchaser Indemnitees are entitled to indemnification pursuant to Section 9.1(a)(iii), the Purchaser Indemnitees will seek payment for such Damages from the Seller.
(v)    For the avoidance of doubt, the Parties acknowledge and agree that, except for Damages relating to Fraud by the Seller or the Company or Fundamental Representations, (A) the amount of the Cap and the R&W Policy shall be the sole and exclusive source for the satisfaction of any Damages indemnifiable under and pursuant to Section 9.1(a)(i), and (B) once the amount of the Cap has been exhausted, the Seller shall have no direct or indirect liability with respect to, and no obligation to satisfy, any claim by the Purchaser Indemnitees under Section 9.1(a)(i) and the Purchaser Indemnitees shall have no recourse to the Seller with respect thereto.
Section 9.2    Indemnification of the Seller
. From and after the Closing and subject to the limitations set forth in this Article 9, the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, managers, employers, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Damages which may result from, arise out of, relate to or be incurred by any Seller Indemnitee by reason of (i) any breach of any warranty or any inaccuracy of any representation contained in Article 5, (ii) any breach of, or any failure to perform any covenant or agreement of the Purchaser, or the Company contained in this Agreement, and (iii) any claim made against the Seller or any of their Affiliates for Transaction Expenses incurred by the Purchaser or Indebtedness of the Company or its Subsidiaries incurred after, in connection with or to facilitate the Closing; provided, however, the Seller acknowledges and agrees that the representations and warranties and the covenants and other agreements made by the Company to or for the benefit of the Purchaser, if breached, shall under no circumstances give rise to indemnification of the Seller Indemnitees and the Seller Indemnitees shall have no claim or cause of action against the Purchaser or the Company under any theory of recovery under such circumstance.
Section 9.3    Indemnification Procedures
. A party making a claim for indemnification under Section 9.1 or Section 9.2 shall be, for the purposes of this Agreement referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 9.1 or Section 9.2 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party”. All claims by any Indemnified Party under Section 9.1 or Section 9.2 shall be asserted and resolved as follows:
(a)    In the event that (i) any action, application, suit, action, demand, claim, audit, investigation or legal, administrative, arbitration, or other alternative dispute resolution proceeding, action, hearing or investigation (each a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Third Party Claim or Direct Claim, and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided, however, that a delay in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the

Exhibit 2

Indemnifying Party of its obligations under Section 9.1 or Section 9.2, except to the extent that the Indemnifying Party shall have been prejudiced by such failure to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its obligations under Section 9.1 or Section 9.2 only to the extent of such prejudice.
(b)    In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend against and direct the defense of such Third Party Claim. If the Indemnifying Party elects to defend against and direct the defense of any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim or fails to notify the Indemnified Party of its election during the Dispute Period, the Indemnified Party may defend against and direct the defense of such Third Party Claim. If the Indemnifying Party elects to defend against and direct the defense of such Third Party Claim and appoint counsel in connection therewith, the Indemnified Party may participate, at its own expense, only by attendance and observation and shall not defend or otherwise conduct the defense of such Third Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Third Party Claim which the Indemnifying Party defends. No Third Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, in the case of a consent being required from an Indemnified Party, such consent shall not be required in the event such Settlement includes a full release of the Indemnified Party, and involves only monetary damages. In the event any Indemnified Party enters into a Settlement with respect to any Third Party Claim in violation of the preceding sentence, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Agreement with respect to such Third Party Claim.
(c)    After any final decision, judgment or award shall have been rendered by a Governmental Entity or arbitrator of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within five (5) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.
(d)    In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Indemnification Claim; provided that a delay in notifying the Indemnified Party of such objection shall not waive the Indemnifying Party’s right to make such objection, except to the extent that (and only to the extent that) the Indemnified Party shall have been prejudiced by such failure to give such notice, and then only to the extent of such prejudice. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other Party and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Party. The Party requesting access will not, and shall use commercially reasonable efforts to cause its Representatives not to, use (except in connection with such Claim Notice) or disclose to any third Person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.3(d) which is designated as confidential by the other Party.
(e)    To the extent that there is an inconsistency between this Section 9.3 and Section 6.10(e) as it relates to a Tax Contest or other matters relating to Taxes, the provisions of Section 6.10(e) shall govern.

Exhibit 2

Section 9.4    Limitation of Remedy
.
(a)    No Parties’ board members, members, shareholders, or other owners or their respective directors, officers, employees, agents, attorneys or other Representatives shall be personally liable for any obligations or other matters arising under this Agreement except as specifically set forth herein.
(b)    From and after the Closing, the rights and remedies set forth in Section 2.6 (Purchase Price Adjustment) and this Article 9 shall constitute the Purchaser’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether stated as a breach of contract, tort or otherwise) including in respect of any breach or nonperformance of any representations, warranties, covenants or agreements contained in this Agreement; provided, however, the foregoing shall not preclude any remedy which arises out of a claim for Fraud or for equitable relief or any claim under an Ancillary Agreement.
(c)    Without limiting the generality of the preceding Section 9.4(b), no legal action sounding in contribution, tort or strict liability (in each case, other than claims made or contemplated by this Article 9) may be maintained by the Purchaser, or any of its equity holders, affiliates, Representatives, successors or assigns, against the Company or the Seller with respect to any matter that is the subject of this Article 9, and the Purchaser, for itself and each of its equity holders, affiliates, Representatives, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local Law except as set forth in this Agreement.
(d)    Materiality standards or qualifications in any representation, warranty or covenant, including references to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase, shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists or has occurred for purposes of indemnification, or in determining the amount of Damages resulting from any breach of any representation, warranty or covenant in each case in accordance with this Article 9.
Section 9.5    Treatment of Indemnity Payments
. All indemnification payments made pursuant to this Article 9 shall be deemed for all applicable federal, state and local Tax purposes to be adjustments to the Purchase Price, except to the extent required by applicable Law.
Section 9.6    Survival of Representations and Covenants
. No representation or warranty contained herein shall survive the eighteen (18)-month anniversary of the Closing Date, except that (i) the Fundamental Representations (other than the Tax Representations and the Company Benefit Plan Representations) shall survive indefinitely, and (ii) the Tax Representations and the Company Benefit Plan Representations shall survive until thirty (30) days after the expiration of the applicable statute of limitations. Unless otherwise expressly set forth herein with respect to any covenant or agreement (including, specifically, the covenants of indemnification not specifically limited by the immediately foregoing provision of this Section 9.6), all of the covenants and agreements set forth herein shall survive until the expiration of the applicable statute of limitations. No Person shall be liable for any claim for indemnification under this Agreement unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the survival period as set forth above, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved. Notwithstanding the foregoing, claims made under the R&W Policy are not subject to the survival limitations contained in this Section 9.6.

Exhibit 2

Section 9.7    Further Limitations on Indemnification
. Notwithstanding any other provision of this Agreement to the contrary, no loss, claim, damage, expense or liability of any type shall constitute Damages under this Article 9 to the extent that the Purchaser, the Company or any of its Subsidiaries exercise and recover indemnification or other remedies under Contracts of the Company or any of its Subsidiaries then in effect with respect to such loss, claim, damage, expense or other liability, including pursuant to the procedures set forth in Section 6.18 (Insurance). Notwithstanding any other provision of this Agreement to the contrary, to the extent that the amount of any loss, claim, damage, expense or liability of any type is included in the calculation of the Closing Date Net Working Capital set forth in the Closing Statement (as finally determined pursuant to Section 2.6), such amount associated with such loss, claim, damage, expense or liability shall not also constitute Damages under this Article 9 to the extent its inclusion in Damages would constitute a duplication of such a loss, claim, damage, expense or liability.
Section 9.8    Mitigation
. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. In addition to the foregoing, the Purchaser shall use its commercially reasonable efforts to collect and recover from the R&W Policy with respect to any Damages that could reasonably be expected to be covered by such policy.
Article 10
MISCELLANEOUS PROVISIONS
Section 10.1    Notices
. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, (ii) if sent by facsimile, shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, and such facsimile receipt is electronically confirmed, (iii) if sent by reputable national overnight courier for next day delivery, shall be deemed duly given on the Business Day after receipt by the overnight national courier service, to the respective Parties hereto as follows or (iv) if sent by email, on the date delivered (provided confirmation of email receipt is obtained). All notices hereunder will be delivered to the addresses set forth below:

To the Company:	GLOBAL WATER SERVICES HOLDING COMPANY, INC.
c/o ALLETE, Inc.
30 West Superior Street
Duluth, MN 55802
Attn:    Alan R. Hodnik, President
Fax:    +1 (218) 723-3955
Email:    ahodnik@allete.com
with a copy to (which copy will not constitute notice):
ALLETE, Inc.
30 West Superior Street
Duluth, MN 55802
Attn: Bethany Owen, General Counsel
Attn: Christopher D. Anderson, Associate General Counsel
Fax:    +1 (218) 723-3955
Email:    bowen@allete.com and canderson@allete.com

Exhibit 2

with a copy to (which copy will not constitute notice):
Ballard Spahr LLP
80 South Eighth Street, Suite 2000
Minneapolis, MN 55402
Attn:    Timothy S. Murphy
Fax:    +1 (612) 371-3207
Email:    murphyt@ballardspahr.com
To the Seller:    ALLETE Enterprises, Inc.
c/o ALLETE, Inc.
30 West Superior Street
Duluth, MN 55802
Attn:    Alan R. Hodnik, President
Fax:    +1 (218) 723-3955
Email:    ahodnik@allete.com
with a copy to (which copy will not constitute notice):
ALLETE, Inc.
30 West Superior Street
Duluth, MN 55802
Attn: Bethany Owen, General Counsel
Attn: Christopher D. Anderson, Associate General Counsel
Fax:    +1 (218) 723-3955
Email:    bowen@allete.com and canderson@allete.com
with a copy to (which copy will not constitute notice):
Ballard Spahr LLP
80 South Eighth Street, Suite 2000
Minneapolis, MN 55402
Attn:    Timothy S. Murphy
Fax:    +1 (612) 371-3207
Email:    murphyt@ballardspahr.com
To the Purchaser:    Kurita America Holdings Inc.
c/o Kurita America Inc.
1313 Valwood Parkway, Suite 370
Carrollton, TX 75006
Attn:    Yasuo Hatta (Suzuki)
Fax:    +81 (3) 3319-2025
Email:    yasuo.suzuki@kurita.co.jp
with a copy to (which copy will not constitute notice):
Kurita Water Industries LTD.
Nakano Central Park East, 10-1
Nakano 4-chome, Nakano-ku
Tokyo 164-0001, Japan
Attn:    Yasuo Hatta (Suzuki)
Fax:    +81 (3) 3319-2025
Email:    yasuo.suzuki@kurita.co.jp

Exhibit 2

with a copy to (which copy will not constitute notice):
Morrison & Foerster LLP
Shin-Marunouchi Building 5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo Japan 100-6529
Attn:    Gary M. Smith
Jeff Schrepfer
Fax:    +81 (3) 3214-6522
Email:    GSmith@mofo.com
JSchrepfer@mofo.com
or to such other representative or at such other address as such Person may furnish to the other Parties in writing. Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth herein.
Section 10.2    Assignment; Successors in Interest
. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the Purchaser and the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. No assignment shall relieve the assignee of its obligations hereunder and any assignment or transfer that is made in violation of this Section 10.2 shall be null, void, and unenforceable. This Agreement shall be binding upon and shall inure to the benefit of the Parties named herein, and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.
Section 10.3    Heading and Captions
. The titles, headings, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and (i) shall not affect in any way the meaning or interpretation of this Agreement, nor (ii) in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 10.4    Governing Law; Amendment
. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules. Each Party hereby waives any right that it might otherwise have to assert any rights or defenses under the Laws of any nation, territory or jurisdiction or require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of any other nation, territory or jurisdiction. This Agreement may be amended or supplemented in any and all respects by written agreement of the Seller and the Purchaser.
Section 10.5    Submission to Arbitration
. Any dispute arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration before the American Arbitration Association (the “AAA”) in accordance with the AAA Commercial Arbitration Rules in effect at the time the dispute is submitted to arbitration (the “AAA Commercial Rules”). To the extent any provision of this Section 10.5 may conflict with the AAA Commercial Rules, this Section 10.5 shall be controlling. The arbitration shall be held before a panel of three (3) arbitrators consisting of one (1) arbitrator selected by each of the Seller and the Purchaser within fifteen (15) days after filing of the notice of arbitration and the third, who shall serve as chairperson of the panel, then selected by the two (2) party-appointed arbitrators within (30) days after their appointment. If any arbitrator is not appointed within these timeframes, such arbitrator shall be appointed by the AAA. Any arbitrator selected or otherwise assigned to decide a matter hereunder, shall be a licensed attorney with at least ten (10) years of experience in litigating mergers and acquisitions transactions, but with no prior, existing or potential business relationship with any of the parties hereto or any of their respective Affiliates, attorneys or other

Exhibit 2

advisors and who shall be appointed in accordance with the AAA Commercial Rules. The Parties agree that a court reporter will record the arbitration proceedings and that the reporter’s record will be the agreed transcript of the proceedings. The arbitrators shall specify the basis for their decision, the basis of any damages award and a breakdown of any damages awarded, and the basis of any other remedy authorized under this Agreement, including but not limited to specific performance or injunctive relief. The decision of the arbitrators shall be considered as a final and binding resolution of the disagreement, shall not be subject to appeal and may be entered as a judgment and enforced in any court of competent jurisdiction. The exclusive language to be used for the arbitral proceedings and documentation shall be English and the seat of the arbitration shall be New York City, New York, United States of America. Any arbitration proceeding hereunder shall be conducted on a confidential basis. The arbitrators shall apply the substantive laws of the State of New York in interpreting and resolving disputes. The Seller and the Purchaser shall agree in good faith upon what, if any, discovery shall be permitted. If the Seller and the Purchaser cannot agree on the form and scope of discovery within thirty (30) days after the appointment of the arbitrators, then discovery shall be conducted in accordance with the AAA Commercial Rules.
Section 10.6    Severability
. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.
Section 10.7    Execution in Counterparts and Delivery of Electronic Signatures
. This Agreement may be executed in any number of counterparts. All such counterparts will be deemed to be originals and will together constitute but one and the same instrument. The executed counterparts of this Agreement may be delivered by electronic means, such as email and/or facsimile, and the receiving Party may rely on the receipt of such executed counterpart as if the original had been received.
Section 10.8    Parties in Interest
. Except for Section 6.9 and Article 9, which are intended to benefit and be enforceable by the parties specified therein, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.
Section 10.9    Waiver
. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. No waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence or omission. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 10.10    Entire Agreement and Integration
. This Agreement, including the Company Disclosure Schedule, the Exhibits attached hereto, the documents executed and/or delivered, or to be executed and/or delivered, and other documents referred to herein pursuant to the terms hereof together with the Confidentiality Agreement, which shall survive execution of this Agreement, constitute the entire agreement by and among the Parties with respect thereto, and supersedes all prior

Exhibit 2

negotiations, agreements, understandings, and representations by or among the Parties, written or oral, with respect to, and to the extent that they relate in any way to, the subject matter hereof.
Section 10.11    Further Assurances
. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.
Section 10.12    Attorneys’ Fees
. In the event of any proceeding arising out of or relating to this Agreement or the rights of any party hereunder, the prevailing party in such proceeding shall be entitled to receive from the other party its reasonable attorneys’ fees and other reasonable costs and expenses incurred therein.
Section 10.13    Expenses
. Except as otherwise expressly set forth herein, each Party shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 10.14    Concerning the Company’s Counsel; Attorney Client Privilege
.
(a)    The Parties understand and agree that the Company and its Affiliates have been represented by Ballard Spahr LLP (“Prior Company Counsel”) in connection with the transactions contemplated by this Agreement (the “Engagement”). The Parties further understand and agree that the Company, prior to the Closing, and the Seller, after the Closing, and except in the case of a third party dispute, shall have the sole right to control, assert and waive the attorney-client privilege with respect to any communications at any time between or among the Company or any of its Affiliates and Prior Company Counsel relating to the Engagement. Immediately prior to the Closing Date, all documents and communications generated and maintained by the Company or any of its Affiliates and Prior Company Counsel exclusively in connection with Prior Company Counsel confidential legal advice and work product for the Engagement shall become the exclusive property of the Seller, notwithstanding whether any such documents or communications may be retained in the Company’s or any of its Subsidiaries’ files or may come into the possession of the Purchaser, the Company or any of the Company’s Subsidiaries after the Closing.
(b)    The Parties understand and agree that nothing in this Agreement, including the foregoing provision regarding the ownership and assertion of privilege, shall be deemed to be a waiver of any applicable attorney-client privilege. The Parties further understand and agree that the Parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Parties further understand and agree that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Parties further understand and agree that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege, unless applicable Law would deem and dictate such an occurrence to be the required result. The Parties agree to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Party upon becoming aware of its existence. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Parties.
Section 10.15    Equitable Relief; Specific Performance

Exhibit 2

. The parties agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each party agrees that in the event of any actual or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.
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[Remainder of this page intentionally left blank]

Exhibit 2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.
COMPANY:
GLOBAL WATER SERVICES HOLDING COMPANY, INC.
By:_________________________________
Name:_______________________________
Title:________________________________
SELLER:
ALLETE ENTERPRISES, INC.
By:_________________________________
Name:_______________________________
Title:________________________________
PURCHASER:
KURITA AMERICA HOLDINGS INC.
By:_________________________________
Name:_______________________________
Title:________________________________

Exhibit 2

SCHEDULE 1.0
KNOWLEDGE PERSONS
1.    Company or Seller

(a)	Alan R. Hodnik
Chief Executive Officer, ALLETE Enterprises, Inc.

(b)	Robert J. Adams
Chief Financial Officer, ALLETE Enterprises, Inc.

(c)	Christopher D. Anderson
Associate General Counsel, ALLETE Enterprises, Inc.
General Counsel, Global Water Services Holding Company, Inc.
General Counsel, USW and Subsidiaries

(d)	LaMarr E. Barnes
Director, Global Water Services Holding Company, Inc.
President, USW and Subsidiaries

(e)	J.B. Flies
Chief Financial Officer, USW and Subsidiaries

(f)	Steve Morris
Chief Financial Officer, Global Water Services Holding Company, Inc.
Director, USW and Subsidiaries

2.    Purchaser

(a)	Yasuo Hatta (Suzuki)
President, Chief Executive Officer, Secretary and Treasurer
Kurita Holdings America Inc.

Exhibit 2

SCHEDULE 2.0
CERTAIN INDEMNIFIED MATTERS
1.    any amount owing in connection with the Redemption, including in the event additional amounts become due as a result of the restatement of the Company’s financial statements pursuant to the terms of the Redemption Documents;
2.    any liability arising from item 2 on Schedule 3.13 of the Company Disclosure Schedule (Legal Proceedings); or
3.    any liability arising from the Release of Hazardous Materials (including for present purposes any formaldehyde or chlorinated solvent) at, under or from the Leased Real Property located at (a) 2700 West Firestone Lane, Vancouver, WA or (b) 13109 Arctic Circle, Santa Fe Springs, CA.

Exhibit 2

EXHIBIT A
PURCHASER PARENT GUARANTY
[See Attached]

Exhibit 2

EXHIBIT B
STOCK POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns, transfers and conveys unto Kurita America Holdings Inc., a Delaware corporation, all right, title and interest in and to [_____] shares of [_________], _____par value per share, of Global Water Services Holding Company, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company and represented by Certificates No. [____], and does hereby irrevocably constitute and appoint any officer of the Company, attorney‑in‑fact to transfer such stock on the books of the Company with full power of substitution in the premises.

Dated: _____________, 2019	ALLETE ENTERPRISES, INC. By:__________________________________ Name:________________________________ Title:_________________________________

Exhibit 2

EXHIBIT C
FORM OF RESTRICTIVE COVENANT AGREEMENT
[See Attached]

Exhibit 2

EXHIBIT D
WORKING CAPITAL CALCULATION
[See Attached]

Exhibit 2

EXHIBIT E
FORM OF ESTOPPEL CERTIFICATE
[See Attached]

Exhibit 2

EXHIBIT F
FORM OF OWNER’S AFFIDAVIT
[See Attached]

Exhibit 2

EXHIBIT G
FORM OF NON-IMPUTATION AFFIDAVIT AND INDEMNIFICATION
[See Attached]

Exhibit 2

EXHIBIT H
PHYTOUT LITIGATION

Phytout Damages
Phytout Past Damages
Future Royalties
STEP ① Seller receives Pre-Closing Covered Costs (up to $2.49M) that are 2015 Permitted Costs deducted from Phytout Past Damages.
STEP ② Seller receives Post-Closing Covered Costs (up to $500K) that are 2015 Permitted Costs deducted from Phytout Past Damages.
STEP ③ USW receives 2015 Permitted Costs paid by it deducted from Phytout Past Damages.
STEP ④ 2015 sellers receive $5M escrow amount deducted from Phytout Past Damages.
STEP ⑤ 50% of remaining amounts go to 2015 sellers.
STEP ⑤ 50% of remaining amounts retained by USW. ("Remaining USW Damages")
Future Royalties
STEP ⑥ Seller receives remaining portion of Pre-Closing Covered Costs not reimbursed by ①, up to $2.49 M, deducted from Remaining USW Damages (if any) + Future Royalties.
STEP ⑦ Seller receives remaining portion of Post-Closing Covered Costs not reimbursed by ②, up to $500K, deducted from Remaining USW Damages (if any) + Future Royalties.
STEP ⑧ USW retains remaining amount.